  As filed with the Securities and Exchange Commission on February 11, 1997
                                                    Registration No. 333-

                        SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------

                                    Form SB-2

             Registration Statement Under The Securities Act of 1933

                              MIKE'S ORIGINAL, INC.
       (Exact name of small business issuer as specified in its charter)

   Delaware                         2024                      11-3214529
(State or Jurisdiction     (Primary Standard Industrial      (IRS Employer
of Incorporation or        Classification Code Number)   Identification Number)
Organization)

                                        Michael Rosen
                                        Chief Executive Officer
                                        Mike's Original, Inc.
     131 Jericho Turnpike               131 Jericho Turnpike
     Jericho, New York 11753            Jericho, New York 11753
     (516) 334-8500                     (516) 334-8500

 (Address and telephone number          (Name, address and telephone number
 of principal executives and             of agent for service)
 principal place of business)

                                   Copies to:

     Adam S. Rosenberg, Esq.                   Michael Beckman, Esq.
     Blau, Kramer, Wactlar & Lieberman, P.C.   Beckman & Millman, P.C.
     100 Jericho Quadrangle, Suite 225         116 John Street
     Jericho, New York 11753                   New York, New York 10038
     (516) 822-4820                            (212) 227-6777
     (516) 822-4824 Fax                        (212) 227-1486 Fax

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering.
[ ]-------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]___________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [X].


                         CALCULATION OF REGISTRATION FEE


Title of Each                        Proposed Minimum    Proposed Maximum
Class of Securities   Amount to be   Offering            Aggregate Offering   Amount of
to be Registered      Registered     Price Per Security  Price (1)            Registration Fee
-----------------------------------------------------------------------------------------------

Units (2)(3)             977,500        $6.00              $5,865,000           $1,777
Common Stock,
$.001 par value          977,500          -                      -                -
Class A Warrants         977,500          -                      -                -

Common Stock
underlying Class
A Warrants               977,500        $6.00              $5,865,000           $1,777

Underwriter's Purchase
Option (4)                85,000       $ .001                  $85.00             -

Underwriter's Purchase
Option Units (5)          85,000        $7.80                $663,000             $201

Common Stock,
$.001 par value
contained in
Underwriter's
Purchase Option Units     85,000         -                       -                -

Class A Warrants
contained in
Underwriter's Purchase
Option Units              85,000         -                       -                -

Common Stock, $.001
par value
underlying Class A
Warrants contained
in Underwriter's
Purchase Option Units    85,000         $6.00                $510,000             $155

Common Stock, $.001
par value,
owned by Selling
Securityholders (6)    1,609,131        $6.00              $9,654,786           $2,927

Total                  3,734,131          -               $22,557,871           $6,836
________________

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.
(2) Includes up to 127,500 Units which may be purchased by the Underwriter to cover over-allotments, if any.
(3)  Each Unit  consists of one share of Common  Stock and one Class A Warrant.
(4) Issued to the Underwriter entitling the Underwriter to purchase one Unit for each ten Units sold in the offering (excluding the
     Underwriter's over-allotment   option).
(5)  Reserved  for  issuance upon  exercise  of  the Underwriter's Purchase
     Option.
(6) Offered by Selling Securityholders.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              MIKE'S ORIGINAL, INC.

                              CROSS REFERENCE SHEET


     Registration Statement
     Item Number and Heading                      Location in Prospectus
     -----------------------                      ----------------------

1.   Front of Registration Statement and
     Outside Front Cover Page of Prospectus       Cover Page
2.   Inside Front and Outside Back Cover Pages
     of Prospectus                                Inside Front and Outside
                                                  Cover Pages
3.   Summary Information and Risk Factors         Prospectus Summary;
                                                  The Company; Risk Factors
4.   Use of Proceeds                              Use of Proceeds
5.   Determination of Offering Price              Cover Page; Risk Factors;
                                                  Underwriting
6.   Dilution                                     Dilution
7.   Selling Security Holders                     Selling Securityholders
8.   Plan of Distribution                         Underwriting; Risk Factors;
                                                  Selling Securityholders
9.   Legal Proceedings                            Business - Legal Matters
10.  Directors, Executive Officers, Promoters
     and Control Persons                          Management
11.  Security Ownership of Certain Beneficial
     Owners and Management                        Principal Stockholders
12.  Description of Securities                    Description of Securities
13.  Interests of Named Experts and Counsel       Legal Matters; Experts
14.  Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities                                  Management
15.  Organization within Last Five Years          Business; Certain Transactions
16.  Description of Business                      The Company; Business
17.  Management's Discussion and Analysis
     or Plan of Operation                         Management's Discussion and
                                                  Analysis of Financial
                                                  Condition and Results of
                                                  Operations
18.  Description of Property                      Business - Property
19.  Certain Relationships and Related
     Transactions                                 Certain Transactions
20.  Market for Common Equity and Related
     Stockholder Matters                          Cover Page; Principal
                                                  Stockholders; Description
                                                  of Securities; Risk Factors
21.  Executive Compensation                       Management
22.  Financial Statements                         Financial Statements
23.  Changes in and Disagreements with
     Accountants on Accounting and
     Financial Disclosure                         Change in Accountants

     Information contained herein is subjected to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  SUBJECT TO COMPLETION, DATED FEBRUARY 11, 1997

PRELIMINARY PROSPECTUS

                                  850,000 Units
                                      and
                        1,609,131 shares of Common Stock

                                MIKE'S ORIGINAL, INC.

     Mike's Original, Inc. (the "Company"), a Delaware corporation, is offering 850,000 units (the "Units"). Each Unit consists of one share of common stock, $.001 par value (the "Common Stock") and one redeemable common stock purchase warrant (the "Class A Warrants"). The Common Stock and Class A Warrants comprising the Units are detachable and will trade separately immediately upon issuance. See "Description of Securities".

     The Class A Warrants shall be exercisable commencing on the date of this Prospectus. Each Class A Warrant entitles the holder to purchase one share of Common Stock, at $6.00 per share, during the three year period commencing on the date of this Prospectus. See "Description of Securities". The Class A Warrants are redeemable by the Company for $.01 per Warrant, upon ten (10) business days' notice to the Underwriter at any time, and upon not less than thirty (30) days' nor more than sixty (60) days' prior written notice, if the closing bid quotation of the Common Stock, as reported by the principal exchange or market on which the Common Stock is quoted, equals or exceeds $12.00 per share for all twenty (20) consecutive trading days ending three (3) days prior to the date of the notice of redemption. See "Description of Securities".

     Prior to this offering, there has been no public market for the Units, Common Stock, or Class A Warrants. It is currently anticipated that the initial public offering price will be $6.00 per Unit. The price of the Units, as well as the exercise price of the Class A Warrants, has been determined by negotiations between the Company and Millennium Securities Corp. (the "Underwriter"). For additional information regarding the factors considered in determining the initial public offering price of the Units and the exercise price of the Class A Warrants, see "Underwriting".

     The Company will be applying for quotation of the Units, the Common Stock and the Class A Warrants on the OTC Bulletin Board and Philadelphia Stock Exchange. There can be no assurance that these securities will be approved for listing or, if approved, that an active trading market will develop. See "Risk Factors"

     The registration statement of which this Prospectus forms a part also covers the offering of an aggregate of 461,250 shares of Common Stock (the "Second Private Placement Shares") owned by certain private placement investors (collectively referred to as the "Second Private Placement Lenders"), and an aggregate of 1,147,881 shares of Common Stock which are owned by other selling securityholders (the "Investors"; and together with the Second Private Placement Lenders, the "Selling Securityholders"). See "Selling Securityholders". The shares of Common Stock owned by the Second Private Placement Lenders may not be sold or transferred for eighteen (18) months from the date of this Prospectus, subject to earlier release at the sole discretion of the Underwriter. The shares of Common Stock owned by certain of the Selling Security Holders may not be sold or transferred for twelve (12) months from the date of this Prospectus, subject to earlier release at the sole discretion of the Underwriter.

AN INVESTMENT IN THE SECURITIES  OFFERED  HEREBY  INVOLVES A HIGH DEGREE OF
RISK AND IMMEDIATE SUBSTANTIAL DILUTION IN THE SECURITIES OFFERED HEREBY. SEE "RISK FACTORS" ON PAGE 8 AND "DILUTION" PAGE 14.

THESE  SECURITIES  HAVE NOT BEEN APPROVED OR  DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               Price to Public    Underwriting Discounts and Commissions(1)   Proceeds to Company (2)
               ---------------    -----------------------------------------   -----------------------

Per Unit         $6.00                         $.60                              $5.40
Total (3)        $5,100,000                    $510,000                          $4,590,000

(1) Does not include additional compensation to be received by the Underwriter in the form of (i) a non-accountable expense allowance of $153,000 if 850,000 Units are sold (or $175,950 if the Underwriter's over-allotment option is fully exercised); and (ii) an option entitling the Underwriter to purchase 85,000 Units at $7.80 per Unit (the "Underwriter's Purchase Option"). In addition, the Company and the Underwriter have agreed to indemnity and contribution provisions regarding certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".
(2) Before deducting other offering expenses payable by the Company estimated
    at  $525,000,   including  the  Underwriter's   non-accountable   expense
    allowance  in  the  amount  of  $153,000.   See  "Use  of  Proceeds"  and
    "Underwriting".
(3) The Company has granted to the Underwriter an option, exercisable within forty-five (45) days of the date hereof, to purchase up to an aggregate of 127,500 additional Units at the price to public less underwriting discounts for the purpose of covering over- allotments, if any. If the Underwriter exercises such option in full, the total price to public, underwriting discounts and proceeds to Company will be $5,865,000, $586,500 and $5,278,500, respectively. See "Underwriting".

    The securities are offered, subject to prior sale, when, as and if accepted by the Underwriter named herein and subject to approval of certain legal matters by counsel for the Underwriter. It is expected that the delivery of the certificates representing Common Stock and Class A Warrants will be made on or about ______, 1997 at the offices of Millennium Securities Corp.

                           MILLENNIUM SECURITIES CORP.
                The date of this Prospectus is            , 1997

       [PHOTOGRAPHS OF THE COMPANY'S PRODUCTS, PACKAGING AND ADVERTISING]










































IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE UNITS, THE COMMON STOCK AND/OR THE CLASS A WARRANTS AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    The Company holds the registered trademarks and service marks under the names "Mike's Original ", "GRAMWICH ", and "Graham Cracker Delight ". The Company has common law trademarks for "Strawberry Fantasy " and "Chocolate Tidbits ". All trademarks and service marks appearing herein that do not relate to the Company's products are the property of their respective holders.

     The Company intends to furnish its shareholders and holders of Class A Warrants with annual reports containing audited financial statements, examined by an independent public accounting firm, and such interim reports as it may determine to furnish or as may be required by law.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus does not give effect to the exercise of the over-allotment option described under "Underwriting" or the exercise of any other options, warrants or other convertible securities. All references herein to the Company include its predecessor unless the context otherwise requires. Except where otherwise indicated, this Prospectus gives effect to the .153846-for-1 reverse stock split of the Common Stock effective in June 1996 and the .667-for-1 reverse stock split of the Common Stock effective in February 1997. Except for historical information contained in this Prospectus, the matters discussed are forward looking statements that involve risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: the effect of business and economic conditions; the impact of competitive products and pricing; capacity and supply constraints or difficulties; product development, commercialization or technological difficulties; and the regulatory and trade environment.

The Company

     Mike's Original, Inc. (the "Company") markets, sells and distributes Mike's Original Cheesecake Ice Cream, an innovative all natural blend of super-premium ice cream with cheesecake ingredients. This product line is offered in a variety of flavors mainly to supermarkets and grocery stores and also, to a lesser extent, to convenience stores, food service outlets and warehouse clubs. The Company's products are presently sold in approximately fifteen (15) states, including New York, California, Pennsylvania and New Jersey, with sales generally concentrated on the East and West coasts of the United States. The Company believes, based on an internal study, that it incentivizes retailers to continue purchasing its products through a pricing strategy designed to provide retailers with a higher retail profit per linear foot as compared to other competitive products based on the suggested retail price.

     In October 1995, the Company entered into an agreement with the Kraft Pizza Company ("Kraft-Pizza"), formerly Tombstone Pizza Corporation, a division of Philip Morris Corporation, for the exclusive distribution of the Company's products for the Northeastern and Western regions of the United States (the
"Kraft-Pizza Agreement"). The Kraft-Pizza Agreement provides the Company's products with the opportunity to gain access to the thousands of existing retail outlets already buying Tombstone Pizza, together with the use of Kraft-Pizza's commission sales force to oversee the sales and in-store presentation of the Company's products.

     In April 1996, the Company entered into an agreement with Kraft Foods, Inc. ( "Kraft Military"), also a division of Philip Morris Corporation, to represent the Company in the sale of its products to military facilities throughout the world (the "Kraft Military Agreement"). Military contracts exist with DeCA (Defense Commissary Agency) and sales to the military commenced in the third quarter of 1996.

     Since October 1996, the Company has restructured its management. In this regard, the Company has hired a Vice President of Sales and Marketing and a Vice President-Finance, and has retained two frozen food and ice cream consultants with a combined fifty years of experience in the sales and marketing of ice cream. These persons have redirected the Company's selling efforts to substantially increase sales in the approximately 3,500 retail outlets selling the Company's products and to expand market penetration on the East and West coasts into the institutional and food service segments. By concentrating on existing locations and segments requiring limited up-front fees, the Company intends to substantially reduce one of the major costs associated with its prior operations.

     Net sales for the year ended December 31, 1996 were approximately $2,392,000, an increase of 3% from the previous nine (9) month period ended December 31, 1995 and a decrease of 8% from the twelve (12) month period ended December 31, 1995. The increase as compared to the shorter period was significantly reduced, and the decrease as compared to the prior twelve (12) month period was, in each case, because of an initial build-up of inventory by Kraft-Pizza in the fourth quarter of calendar 1995 which reduced sales to Kraft-Pizza in 1996, an unusually cool summer in the Northeast during 1996, a temporary work stoppage at the primary facility which manufactures the Company's products and the withdrawal by the Company from certain test markets which proved to be unprofitable. The Company's limited operating resources to date also has prevented the Company's participation in certain discount promotions and in-store programs which has caused a reduction in reorders throughout its distribution network. The proceeds from this offering should enable the Company to substantially increase sales in its existing retail outlets through participation in these programs. The Company's products are currently manufactured by one independent facility located in Buffalo, New York. Upon completion of this offering, the Company may use additional manufacturing facilities as well as re-establish its relationships with former manufacturers of its products located on both the East and West coasts.

     The Company was incorporated in New York in March 1993 and reincorporated in Delaware in May 1994. It maintains its principal offices at 131 Jericho Turnpike, Jericho, New York 11753 and its telephone number is (516) 334-8500.

     See  "Risk  Factors",   "Management"  and  "Certain   Transactions"  for  a
discussion of certain factors that should be considered in evaluating the Company and its business.

                                  THE OFFERING




Securities Offered by the Company(1)      850,000 Units
Price Per Unit                            $6.00
Shares of Common Stock Outstanding
   After Offering (2)(3)                  2,742,641 Shares
Use of Proceeds                           For repayment of notes issued in a
                                          private placement and other
                                          indebtedness, marketing expenses, and
                                          for working capital and general
                                          corporate purposes.  See "Use of
                                          Proceeds".
OTC Bulletin Board Symbols (4)
  Common Stock                            MOIC
  Units                                   MOICU
  Class A Warrants                        MOICW
Risk Factors                              Purchase of Units being offered
                                          hereby involves a significant degree
                                          of risk, including intense
                                          competition, rapid growth, and
                                          dependence on key personnel and major
                                          distributors, among others.
                                          See "Risk Factors".
-----------------
(1)  Does not include (a) 461,250 Second Private  Placement  Shares offered
     by  Selling   Securityholders,   which  securities  were  acquired  in
     connection with a private placement financing of the Company from June through September 1996 and (b) 1,147,881 shares of Common Stock owned by the Investors. See "Selling Securityholders".
(2) Assumes no exercise of: (i) the Underwriter's over-allotment option to purchase up to 127,500 Units; (ii) the Class A Warrants offered hereby as part of the Units; (iii) the Underwriter's Purchase Option to purchase up to 85,000 Units; (iv) the Class A Warrants purchasable by the Underwriter upon exercise of the Underwriter's Purchase Option; (v) outstanding options under the Company's 1995 Long Term Incentive Plan;
     (vi) outstanding options under the Company's Non-Qualified Stock Option Plan; and (vii) 278,431 shares of Common Stock issuable upon the conversion of the Convertible Notes, as defined herein. See "Description of Securities", "Underwriting" and "Certain Transactions".
(3)  See "Dilution".
(4) Although the Company will be applying for initial quotation of the Units, Common Stock and Class A Warrants on the OTC Bulletin Board and Philadelphia Stock Exchange, there can be no assurance that the Company will be approved for listing these securities or, if approved, that it will be able to continue to meet the requirements for continued quotation or that a public trading market will develop or be sustained. See "Risk Factors - Absence of Public Market; Negotiated Offering Price".

                         SUMMARY FINANCIAL INFORMATION

  The following summary financial information concerning the Company, other than the as adjusted balance sheet data, has been derived from the financial statements included elsewhere in this Prospectus and should be read in conjunction with such financial statements and the notes thereto. See "Financial Statements".


Balance Sheet Data:
                             December
                             31, 1996
                             Pro Forma        December    December    March
                             As Adjusted(1)   31, 1996    31, 1995   31, 1995
                            ---------------   ---------   --------   --------
Total assets                   3,035,218        443,232     400,014    555,132
Current liabilities(2)         1,424,713      2,897,727   1,901,644    704,978
Long-term liabilities net
  of current portion (3)         541,916        541,916     255,722    288,333
Stockholders' equity (deficit) 1,068,589     (2,996,411) (1,757,352)  (438,179)



Statement of Operations Data:
                             Fiscal Year
                             Ended
                             December        Fiscal Year     Nine Months    Fiscal Year
                             31, 1996        Ended           Ended          Ended
                             Pro Forma       December        December       March
                             As Adjusted(1)  31, 1996        31, 1995       31, 1995
                             --------------  ------------    ------------   ------------
Net sales                     $2,392,258      $2,392,258     $2,312,144     $1,086,106
Net loss                      (3,985,899)(4)  (4,050,547)(4) (1,614,858)      (719,380)
Loss per Common Share (5)         ($1.25)         ($1.73)        ($0.78)        ($0.47)
Weighted Average Common
  Shares Outstanding (5)       3,190,537       2,340,537      2,059,829      1,534,200
-------

(1) The pro forma balance sheet data reflects (i) the anticipated receipt of the net proceeds from this offering of $4,065,000, (i) the application of $1,573,014 of the proceeds to the reduction of outstanding debt and related interest expense, and (iii) the receipt of $100,000 in convertible loans during January 1997, as if this offering had occurred as of December 31, 1996. The pro forma statement of operations data presents the results of operations as if the offering had occurred at the beginning of the period presented and reflects the above data.
(2) Includes the repayment of $325,000 of the Convertible Notes, rather than conversion by the holders thereof at their option exercisable within five (5) days of the closing date of this offering, into an aggregate of 278,431 shares of Common Stock. See "Management's Discussion and Analysis of Financial condition and Results of Operations - Liquidity and Capital Resources" and "Certain Transactions".
(3) Includes long term portion of notes to related parties with the related accrued interest, capital lease obligations and certain expense accruals not currently due.
(4) Includes approximately $1,400,000 of non-cash compensation attributable to the issuances of stock for professional services rendered to the Company and consulting fees to related parties attributable to stock options and contractual obligations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -
    Liquidity and Capital  Resources".
(5) As adjusted to give effect to a .153846-for-1 reverse stock split effected in June 1996 and a .667-for-1 reverse stock split effected in February 1997.

                                  RISK FACTORS

     The securities offered hereby are speculative and involve a high degree of risk. Only those persons able to lose their entire investment should purchase these securities. Prospective investors, prior to making an investment decision, should carefully read this prospectus and consider, along with other matters referred to herein, the following risk factors:

     Substantial Historical Operating Losses; No Assurance of Profitability. The Company has incurred losses from operations since its inception in 1993 and at December 31, 1996 had an accumulated deficit and working capital deficit of $6,639,003 and $2,539,788, respectively. A significant portion of these amounts were incurred during the fiscal year ended December 31, 1996 as a result of intense marketing by the Company, including payment for introductory programs to supermarket and other food chain retailers incurred in connection with entering new markets and maintaining existing markets of approximately $622,000, and product advertising, promotion and marketing expenses aggregating approximately $1,526,000. Although the Company believes that its business expansion will be successful, and that the Company will become profitable, no assurance can be given in this regard.

     Limited Operating History. The Company has a limited operating history. The Company is subject to all the general risks inherent in, and the problems, expenses, difficulties, complications and delays frequently encountered in connection with, establishing any new business and operations. The Company is currently operating with inadequate working capital and is materially dependent on the proceeds of this offering to maintain operations. There is still no assurance that the Company, even with such funds, will successfully maintain operations at a level sufficient for an investor to obtain a return on the Units, Common Stock or Class A Warrants.

     Dependence on Kraft-Pizza Agreement. While the Company delivers products through certain regional distributors in the Midwest and elsewhere, the major portion of the Company's revenues are derived from the Kraft-Pizza Agreement. Kraft-Pizza accounted for approximately 79% of the Company's sales for the year ended December 31, 1996. The Kraft-Pizza Agreement is terminable by either party on sixty (60) days' prior written notice. If the Kraft-Pizza Agreement is terminated the Company may be unable to retain other comparable distributors willing to distribute ice cream in the exclusive areas, and the operations of the Company may be adversely affected. While the Company believes that the price at which its ice cream is sold to Kraft-Pizza is competitive with the prices generally paid by distributors for super-premium ice cream in the areas of distribution, it cannot predict whether it will be able to secure and maintain alternative satisfactory distribution in the marketplace. See "Business - Distribution and Marketing".

     Security Interest by a Manufacturer in the Company's Assets. The Company is presently indebted to one of its former manufacturers in the sum of approximately $710,275. Pursuant to agreements, as amended, with this manufacturer, the indebtedness is collateralized by all of the assets of the Company and is payable in quarterly installments of $200,000 as well as monthly payments of $12,000 plus accrued interest. The entire debt is due on March 1, 1997 though the Company is presently negotiating to extend this payment date. Without this offering, it is unlikely that cash generated from operations will be sufficient to fully repay this indebtedness. If this debt is not paid, this secured party could foreclose on all of the assets of the Company which would materially adversely affect the Company's business plans and financial condition. See Note H of Notes to the Financial Statements and "Use of Proceeds".

     Substantial Introductory Program Expenses Required to Enter New, and Maintain Existing, Markets. The Company has been required to incur substantial promotional and advertising expenses to gain access to shelf space to enter new markets, sell to new retail stores and maintain existing stores or markets. While the Company believes, based on an internal study, that its products provide retailers with a substantial profit per linear foot as compared to its competitors' products, there is no assurance that even after incurring these expenses, retail stores will continue to sell the Company's products.

     Dependence on Single Ice Cream Manufacturer. The Company's products are manufactured by one independent United States Food and Drug Administration ("FDA") approved facility located in Buffalo, New York. One facility on the East Coast and two facilities on the West Coast have recently suspended manufacturing the Company's products due to the financial position of the Company, however, each such facility has informed the Company that it will reconsider manufacturing the Company's products upon completion of this offering and payment by the Company of all amounts owing to such manufacturer. Upon completion of this offering, the Company may use additional facilities as well as re-establish its relationships with former manufacturers located on both the East and West coasts. See "Use of Proceeds". While the Company believes that other manufacturers are available, changing to a new facility would result in manufacturing delays, which could temporarily impair the Company's ability to deliver products to its customers. Extended delivery delays could substantially impair the Company's available shelf space in certain retail establishments. See "Business - Distribution and Marketing".

     Going Concern Issues in Independent Auditor's Report. As a result of the Company incurring losses since inception and its deficiency in working capital at December 31, 1996, the Company's independent certified public accountants have included an explanatory paragraph in their report on the Company's financial statements, regarding having substantial doubt about the Company's ability to continue as a going concern. Management's plans in this regard are described in Note B of Notes to the Financial Statements.

     No Additional Credit Facility. The Company has no additional credit facility or other access to debt financing. Accordingly, the Company's business could be materially adversely affected in the event that it has a need for funds that it may not be able to obtain through a debt or equity financing.

     Uncertainties Regarding Marketing of the Company's Products. The Company intends to market its cheesecake ice cream nationally and internationally. There is no assurance that the Company's products will continue to be accepted by consumers. Further, there is no assurance that the U.S. market will provide sufficient revenue and earnings to permit on-going operations or that the Company will be able to successfully penetrate existing non-U.S.
markets for these products.

     Competition. The super-premium ice cream market is highly competitive and the Company faces substantial competition in connection with the marketing and sales of its products. Among its competitors are Haagen-Dazs, Inc., ("Haagen-Dazs") owned by The Pillsbury Company, Ben & Jerry's Homemade, Inc. ("Ben & Jerry's") and other numerous regional ice cream companies. Many of these competitors are well established and have substantially greater financial and other resources than the Company. Additionally, Haagen-Dazs and Ben & Jerry's manufacture their own ice cream. In the ice cream novelty segment, the Company competes with several well-known brands including Haagen-Dazs and Dove Bars , manufactured by a division of Mars, Inc.

     Achieving wide distribution in the ice cream business is difficult due to the substantial expenses of a national marketing program and the limitations on available space in the freezer compartments of supermarkets and other retail customers. The Company's products also may be considered to be in competition with all ice cream and other frozen desserts for discretionary food dollars. The ability of the Company to increase its market share will be dependent upon several factors, among which are the quality and price of its products, advertising and the availability of sufficient capital for product expansion.

     Possible Adverse Impact of Higher Prices for Raw Materials. The primary raw materials used in the Company's operations are dairy products, including cream cheese and milk. The Company believes that such products are readily available from many sources, though the prices thereof may fluctuate. In this regard, the Company's profit margins were reduced from May 1996 through November 1996 primarily as a result of an increase in the price for dairy products, although at the end of 1996, these prices dropped significantly. The Company believes that prices for dairy products are cyclical, and no assurance can be given that prices for dairy products will not increase. In the event that prices of raw materials increase and remain high indefinitely and if the Company is unable to pass such prices on to its customers, the Company's business operations and financial condition could be materially adversely affected.

     Seasonality. The ice cream industry generally experiences its highest volume during the spring and summer months and the lowest volume in the winter months.

     Governmental Regulation. As a marketer and distributor of ice cream, the Company's products are subject to regulation by the FDA and other government agencies relating to the safety of its product. While the Company believes that its marketing and distributing operations comply with all existing applicable laws and regulations, no assurance can be given that compliance with such laws, regulations or other restrictions, as well as any new laws or regulations, will not impose additional costs on the Company which could adversely affect its financial performance and results of operations. See "Business-Government Regulation".

     Product Liability. The Company's business exposes it to potential liability which is inherent in the marketing and distribution of food products. The Company currently maintains $2,000,000 of product liability insurance. The Company also maintains $1,000,000 of general and personal injury insurance per occurrence and $5,000,000 in the aggregate. If any product liability claim is made and sustained against the Company and is not covered by insurance, the Company's business and prospects could be materially adversely affected. See "Business-Product Liability".

     Discretion In Application of Proceeds. Management of the Company has certain discretion over the use and expenditure of a significant portion of the proceeds of this offering. The Company intends to use the funds raised in this offering for repayment of indebtedness, promotion of its products, and for working capital and general corporate purposes. Although the Company does not contemplate changes in the allocated use of proceeds, to the extent the Company finds changes are necessary or appropriate in order to address changed circumstances and/or opportunities, management may find it necessary to adjust the use of the Company's capital, including the proceeds of this offering. As a result of the foregoing, the success of the Company may be substantially dependent upon the discretion and judgment of the management of the Company with respect to the application and allocation of the net proceeds hereof.
 See "Use of Proceeds".

     Control by Present Stockholders. The current officers and directors (the "Management Stockholders") and 5% stockholders own 60.4% of the outstanding shares of Common Stock and, after completion of this offering, will own 45.2% of the outstanding shares of Common Stock. Accordingly, these stockholders will be able to significantly influence the election of the Company's directors, any increase in the Company's authorized and outstanding capital stock and the other policies of the Company.

     Dependence on Key Personnel. The Company's business expansion plans are dependent in part upon the abilities of Michael Rosen, its Chairman, President and Chief Executive Officer, and Martin Weiss, its newly appointed Vice President of Sales and Marketing. Although each of Mr. Rosen and Mr. Weiss have entered into employment agreements with the Company, there can be no assurance that they will remain in the employ of or continue to provide services to the Company. The loss of the services of such persons could have an adverse effect on the Company. The Company maintains a $1,000,000 life insurance policy with respect to the life of Michael Rosen, the proceeds of which are payable to the Company. See "Management - Employment Agreements".

     Absence of Public Market; Negotiated Offering Price. Prior to the offering, there has been no market for the Units, Common Stock or Class A Warrants. Although the Company anticipates that upon completion of this offering, the Units, Common Stock and Class A Warrants will be approved for quotation on the OTC Bulletin Board and/or listed on the Philadelphia Stock Exchange there can be no assurance that these securities will be approved for inclusion or, if approved, that an active market will develop for the Units, Common Stock or the Class A Warrants or, if developed, that it can be maintained. In addition, the Units, Common Stock and Class A Warrants will be separately transferable immediately. The initial public offering price of the Units, Common Stock and the exercise price of the Class A Warrants have been established by negotiations between the Company and the Underwriter and will not necessarily bear any relationship to the Company's book value, assets, past operating results, financial condition, or other established criteria of value. See "Underwriting".

     Dependence of Warrant Holders on Maintenance of Current Registration Statement; Possible Loss of Value of Warrants. In order for holders of the Class A Warrants to exercise such warrants there must be a current registration statement (or an exemption therefrom) in effect with the Securities and Exchange Commission ("Commission") and with the various state securities authorities in the States where warrant holders reside. The Company has undertaken to use its best efforts to keep (and intends to keep) the registration statement effective with respect to the Class A Warrants for as long as the Class A Warrants remain exercisable. However, maintenance of an effective registration statement will subject the Company to substantial continuing expenses for legal and accounting fees, and there can be no assurance that the Company will be able to maintain a current registration statement through the period during which the Class A Warrants remain exercisable. The Class A Warrants may become unexercisable and deprived of value by the Company's inability to maintain an effective registration statement (or an exemption therefrom) with respect to the underlying shares or by the non-qualification of the underlying shares in the jurisdiction of such holder's residence. See "Description of Securities -- Class A Warrants".

     Potential Adverse Effect of Redemption of Class A Warrants. The Class A Warrants may be redeemed by the Company at a price of $.01 per warrant, at any time, on not less than thirty (30) days' nor more than sixty (60) days' prior written notice provided that the closing bid price of the Common Stock for all twenty (20) consecutive trading days ending within three (3) days of the notice of redemption has equaled or exceeded $12.00. Redemption of the Class A Warrants could force the warrant holders to exercise the warrants at a time when it may be disadvantageous for the holders to do so or to sell the Class A Warrants at their then current market price when the holders might otherwise wish to hold the Class A Warrants for possible appreciation. Any holders who do not exercise warrants prior to their expiration or redemption, as the case may be, will forfeit the right to purchase the shares of Common Stock underlying the Class A Warrants. See "Description of Securities -- Class A Warrants".

     Substantial and Immediate Dilution. Purchasers of the Units offered hereby will incur immediate substantial dilution in the net tangible book value of approximately $5.61 per share. The present shareholders of the Company have acquired their respective equity interests at a cost substantially below the offering price. Accordingly, the public investors will bear a disproportionate risk of loss per share. See "Dilution".

     No Dividends on Common Stock. The Company has never declared or paid any dividends on its shares of Common Stock. The Company intends to utilize its earnings, if any, to facilitate the expansion of its business for the foreseeable future. Accordingly, it has no intention of declaring or paying dividends on its Common Stock for the foreseeable future. Further, pursuant to a credit agreement with one of its manufacturers, the Company is prohibited from paying dividends until the full repayment of its indebtedness thereunder. See "Dividend Policy".

     Limited Experience of Underwriter. The Underwriter was organized in February 1994 and became a member firm of the NASD in June 1994, with present management commencing operations in July 1995. The Underwriter is principally engaged in retail brokerage and market making activities and various corporate finance projects. Although the Underwriter has experience in corporate finance, it has not acted as the lead managing underwriter in any public offerings of securities. The Underwriter's registration with the NASD does not currently permit it to act as a lead managing underwriter, and although the Underwriter has initiated the application process for such status, there can be no assurance such status will be granted in time for the Underwriter to be the lead manager of this offering. In such event, under the Letter of Intent, the Company and the Underwriter have agreed to attempt to locate a member firm of the NASD able to act as lead managing underwriter for this offering. There can be no assurance that they will be successful in their efforts. In such event, the Company will be unable to effect this offering. No assurance can be given that the Underwriter's lack of experience as a lead managing underwriter of public offerings will not adversely affect this offering and the subsequent development of a liquid public trading market in the Company's securities.

     Possible Dilutive Effect of the Issuance of Substantial Amounts of Additional Shares Without Stockholder Approval. After this offering, the Company will have an aggregate of approximately 14,770,595 shares of Common Stock authorized but unissued and not reserved for specific purposes and an additional 2,486,764 shares of Common Stock unissued but reserved for issuance pursuant to
(i) exercise of the Class A Warrants, (ii) the Company's Long Term Incentive Plan, (iii) the Company's 1996 Non-Qualified Stock Option Plan, (iv) exercise of the Underwriter's Purchase Option, (v) exercise of the Underwriter's over-allotment option and (vi) the conversion of the Convertible Notes. All of such shares may be issued without any action or approval by the Company's shareholders. Any shares issued would further dilute the percentage ownership of the Company held by the investors in this offering. The terms on which the Company could obtain additional capital during the life of these securities may be adversely affected because of such potential dilution and because the holders thereof might be expected to convert or exercise them if the market price of the Common Stock exceeds their conversion or exercise price. See "Description of Securities", "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Underwriting".

    Potential Anti-Takeover Effects of Delaware Law and Certificate of Incorporation; Possible Issuances of Preferred Stock. Certain provisions of Delaware law and the Company's Certificate of Incorporation and By-laws could make more difficult a merger, tender offer or proxy contest involving the Company, even if such events could be beneficial to the interests of the shareholders. These provisions include Section 203 of the Delaware General Corporation Law, the classification of the Company's Board of Directors into three classes and the requirement that 66 2/3% of the stockholders of the Company entitled to vote thereon approve certain transactions, including mergers and sales or transfers of all or substantially all the assets of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock or preferred stock. In addition, the Company's Certificate of Incorporation allows for the issuance of up to 500,000 shares of preferred stock by the Board of Directors without shareholder approval on such terms as the Board may determine. The rights of the holders of Common Stock and preferred stock will be subject to, and may be adversely affected by, the rights of the holders of additional or other classes of preferred stock that may be issued in the future. Moreover, although the ability to issue other classes of preferred stock may provide flexibility in connection with possible acquisitions and other corporate purposes, such issuance may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, a majority of the voting stock of the Company. The Company has not issued any shares of preferred stock and has no current plans to issue any shares of any classes of capital stock other than as described herein. See "Description of Capital Stock".

    Limitations on Personal Liability of Directors. The Company's Certificate of Incorporation and By-laws contain provisions which reduce the potential personal liability of directors for certain monetary damages and provide for indemnity of directors and other persons. The Company is unaware of any pending or threatened litigation against the Company or its directors that would result in any liability for which such director would seek indemnification or similar protection. The Company has entered into Indemnification Agreements with certain of its officers and directors. The Indemnification Agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever (including attorneys' fees and related disbursements) actually and reasonably incurred in connection with either the investigation, defense or appeal of a Proceeding, (as defined) including amounts paid in settlement by or on behalf of an indemnitee thereunder.

    Penny Stock Regulation. The Commission has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with other information. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's Common Stock becomes subject to the penny stock rules, investors in this offering may find it more difficult to sell their Common Stock.

                                 USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Units offered hereby (after deducting underwriting discounts and estimated offering expenses) are estimated to be $4,065,000 ($4,730,550 if the Underwriter's over-allotment option is exercised in full). These proceeds, excluding the exercise price of any Warrants, are intended to be utilized substantially as follows:

                                           Approximate    Approximate
       Application of Proceeds               Amount       Percentage
       -----------------------             ------------   ------------


Repayment of Indebtedness (1)              1,573,014          38.7%
Advertising                                  550,000          13.5%
Working capital and general
   corporate purposes (2)                  1,941,986          47.8%
                                           ---------         ------
                                           4,065,000         100.0%
                                           =========         ======


    The amounts set forth above, other than for repayment of Notes and repayment of indebtedness, are estimates. The actual amount expended to finance any category of expenses may be increased or decreased by the Company's Board of Directors, in its discretion, if required by the operating experience of the Company or if a reapportionment or redirection of funds, including acquisitions consistent with the business strategy of the Company, is deemed to be in the best interest of the Company. The Company has no specific plans, arrangements, understandings or commitments with respect to any such acquisition at the present time. See "Risk Factors -- Discretion in Application of Proceeds".

    If the Underwriter exercises the over-allotment option in full, the Company will realize additional net proceeds of approximately $665,550, half of which will be utilized to repay recent loans to the Company as follows: (i) Michael Rosen, $111,500; (ii) Steven A. Cantor, $135,125; (iii) Louis P. Solferino, $53,750; and (iv) Michael Jones, $53,750. The balance will be used for working capital and general corporate purposes.

    The net proceeds to the Company from this offering are expected to be adequate to fund the Company's working capital needs for at least the next twelve months. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources". Pending use of the proceeds from this offering as set forth above, the Company may invest all or a portion of such proceeds in short-term, interest-bearing securities, U.S. Government securities, money market investments and short-term, interest-bearing deposits in major banks.
-------------

     (1) Includes the repayment of various promissory notes with interest accrued to December 31, 1996 and certain accounts payable as follows: (i) $421,166 to certain stockholders including interest at 8% to 12% per annum; (ii) $325,938, in payment of the Convertible Notes including interest at 8% per annum; (iii) $531,708 to a product manufacturer including interest at 9.25% per annum; (iv) $163,534 to a product manufacturer including interest at 10% per annum; (v) $32,879 to a product manufacturer including interest at 8% per annum; and (vi) $61,789 and $36,000 to two product manufacturers against open accounts payable. See "Certain Transactions".

     (2) See "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                    DILUTION


    As of December 31, 1996, the net negative tangible book value of the Company was ($3,048,135) or ($1.61) per share of Common Stock. Net negative tangible book value per share represents the amount the liabilities exceed the amount of total tangible assets divided by 1,892,641, the number of shares of Common Stock outstanding on December 31, 1996, (after giving effect to a .153846-for-1 reverse stock split in June 1996 and a .667-for-1 reverse stock split in February 1997). See "Capitalization". Thus, as of December 31, 1996, the net negative tangible book value per share of Common Stock owned by the Company's current stockholders would have increased by $3,785,282 or $2.00 per share after giving effect to this offering without any additional investment on their part and the purchasers of the Units offered hereby would have incurred an immediate dilution of $5.61 per share from the offering price. The following table illustrates this per share dilution:


Public Offering price per share of
   Common Stock Offered hereby (1) . . . . . .                    $6.00
Net tangible book value per share
     before offering . . . . . . . . . . . . .          (1.61)
   Increase per share attributable to
     new investors . . . . . . . . . . . . . .           2.00
Adjusted net tangible book value per share
  after this offering. . . . . . . . . . . . .                    $ .39
                                                                 ------
Dilution per share to new investors. . . . . .                    $5.61
                                                                 ======


    The following table summarizes the relative investments of investors pursuant to this offering and the current shareholders of the Company:


                                                       Current       Public
                                                    Stockholders    Investors    Total (2)
                                                    -------------   ----------   ----------

Number of Shares of Common Stock Purchased .          1,892,641       850,000     2,742,641
Percentage of Outstanding Common Stock After
     Offering. . . . . . . . . . . . . . . .              69.0%         31.0%          100%
Gross Consideration Paid . . . . . . . . . .          4,066,360    $5,100,000    $9,166,360
Percentage of Consideration Paid . . . . . .              44.4%         55.6%          100%
Average Consideration Per Share of Common
     Stock . . . . . . . . . . . . . . . . .              $2.15         $6.00         $3.34


     If the over-allotment option is exercised in full, the new investors will have paid $5,865,000 and will hold 977,500 shares of Common Stock, representing 59.1% of the total consideration and 34.1% of the total number of outstanding shares of Common Stock. See "Description of Securities" and "Underwriting".
--------
(1) Assumes that the entire $6.00 purchase price of the Units is attributable to the Common Stock.

(2) Assumes no exercise of (i) the Underwriter's over-allotment option to purchase up to 127,500 Units; (ii) the Class A Warrants offered hereby as part of the Units; (iii) the Underwriter's Purchase Option to purchase up to 85,000 Units; (iv) the Class A Warrants purchasable by the Underwriter upon exercise of the Underwriter's Purchase Option; (v) any options to purchase shares of Common Stock granted under the Company's 1995 Incentive Plan or the 1996 Non-Qualified Plan; or (vi) the conversion of the Convertible Notes. See "Description of Securities", "Management" and "Underwriting".

                                 CAPITALIZATION

     The following table sets forth the cash and capitalization of the Company as of December 31, 1996 and the as adjusted capitalization which gives effect to the consummation of this offering as if it occurred on December 31, 1996. This table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus.

                                                     December 31, 1996
                                          Actual     As Adjusted (1)
                                          ------     -----------------

Cash and cash equivalents
                                         $32,523       2,524,509 (2)(3)
                                        --------------------------------
Short-term borrowings and current
  portion of capital
  lease obligations
   Convertible notes                     225,000               0
  Notes payable to related parties       407,500               0
  Obligations under capital leases         9,957           9,957
  Notes payable trade                    980,821         262,856
  Line of credit                          23,506          23,506
  Accrued interest on notes               24,760               0
                                       --------------------------------
  Total short-term borrowings and
     current portion of
     capital lease obligations         1,671,544         296,319
                                       --------------------------------

  Long term notes payable and
     capital lease obligations
  Notes payable to related parties       486,250         486,250
       Accrued interest                   52,055          52,055
      Obligations under capital leases     3,611           3,611
                                       --------------------------------
  Total long term notes payable
      and capital lease
      obligations                        541,916         541,916
                                       --------------------------------
Stockholders' deficit:
  Preferred stock, $.01 par value;
      500,000 shares authorized,
      no shares issued or outstanding
     (actual and as adjusted)
  Common stock, $.001 par value;
     20,000,000 shares authorized,
     1,892,641 shares (actual) and
     2,742,641 shares, as adjusted (4)     1,892          2,743
  Additional paid-in capital           4.000,700      7,704,849
  Deferred financing costs              (360,000)             0
  Accumulated deficit                 (6,639,003)    (6,639,003)
                                      ----------------------------------
Total stockholders' equity (deficit)  (2,996,411)     1,068,589
                                      ----------------------------------
Total capitalization                    (782,951)     1,906,824
                                      ----------------------------------

(1) Adjusted to give effect to the consummation of this offering as if it occurred on December 31, 1996.
(2)  Net of $97,789 included in accounts payable.  See "Use of Proceeds".
(3) Net of $100,000 payment of a Convertible Note received on January 24, 1997. See "Use of Proceeds".
(4) Adjusted to give effect to a .153846-for-1 reverse stock split effected in June 1996 and a .667-for-1 reverse stock split effected in February 1997.

                                 DIVIDEND POLICY

    Holders of the Company's Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor. The Company has never declared or paid any cash dividends and currently does not intend to pay cash dividends in the foreseeable future on the shares of Common Stock. Further, pursuant to a credit agreement with one of its manufacturers, the Company is prohibited from paying dividends on any of its capital stock until the indebtedness to such manufacturer is repaid. The Company intends to retain earnings, if any, to finance the development and expansion of its business. Payment of future dividends on the Common Stock will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, the Company's financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends on the Common Stock will ever be paid.

                            SELECTED FINANCIAL DATA

    The following selected financial information concerning the Company, other than the as adjusted balance sheet and statement of operations data, has been derived from the financial statements included elsewhere in this Prospectus and should be read in conjunction with such financial statements and the notes thereto. See "Financial Statements".

    The selected financial data should be read in conjunction with and is qualified in its entirety by, the Company's financial statements, related notes and other financial information included elsewhere in this Prospectus.

Balance Sheet Data:
                             December
                             31, 1996
                             Pro Forma        December    December    March
                             As Adjusted(1)   31, 1996    31, 1995   31, 1995
                            ---------------   ---------   --------   --------
Total assets                   3,035,218        443,232     400,014    555,132
Current liabilities(2)         1,424,713      2,897,727   1,901,644    704,978
Long-term liabilities net
  of current portion (3)         541,916        541,916     255,722    288,333
Stockholders' equity (deficit) 1,068,589     (2,996,411) (1,757,352)  (438,179)


Statement of Operations Data:

                             Fiscal Year
                             Ended
                             December        Fiscal Year     Nine Months    Fiscal Year
                             31, 1996        Ended           Ended          Ended
                             Pro Forma       December        December       March
                             As Adjusted(1)  31, 1996        31, 1995       31, 1995
                             --------------  ------------    ------------   ------------
Net sales                     $2,392,258      $2,392,258     $2,312,144     $1,086,106
Net loss                      (3,985,899)(4)  (4,050,547)(4) (1,614,858)      (719,380)
Loss per Common Share (5)         ($1.25)         ($1.73)        ($0.78)        ($0.47)
Weighted Average Common
  Shares Outstanding (5)       3,190,537       2,340,537      2,059,829      1,534,200
-------

(1) The pro forma balance sheet data reflects (i) the anticipated receipt of the net proceeds from this offering of $4,065,000, (i) the application of $1,573,014 of the proceeds to the reduction of outstanding debt and related interest expense, and (iii) the receipt of $100,000 in convertible loans during January 1997, as if this offering had occurred as of December 31, 1996. The pro forma statement of operations data presents the results of operations as if the offering had occurred at the beginning of the period presented and reflects the above data.
(2) Includes the repayment of $325,000 of the Convertible Notes, rather than conversion by the holders thereof at their option exercisable within five (5) days of the closing date of this offering, into an aggregate of 278,431 shares of Common Stock. See "Management's Discussion and Analysis of Financial condition and Results of Operations - Liquidity and Capital Resources" and "Certain Transactions".
(3) Includes long term portion of notes to related parties with the related accrued interest, capital lease obligations and certain expense accruals not currently due.
(4) Includes approximately $1,400,000 of non-cash compensation attributable to the issuances of stock for professional services rendered to the Company and consulting fees to related parties attributable to stock options and contractual obligations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -
    Liquidity and Capital  Resources".
(5) As adjusted to give effect to a .153846-for-1 reverse stock split effected in June 1996 and a .667-for-1 reverse stock split effected in February 1997.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the historical financial statements of the Company included elsewhere in this Prospectus.

Results of Operations

     The Company has incurred losses from operations since its inception in 1993 and at December 31, 1996 had an accumulated deficit and working capital deficit of $6,639,003 and $2,539,788, respectively. A significant portion of these amounts were incurred during the year ended December 31, 1996 as a result of intense marketing by the Company, including payment of introductory programs in connection with the entry by the Company into new markets and expansion of existing markets of approximately $622,000 to supermarket and other food chain retailers and product advertising, promotion and marketing expenses of approximately $1,526,000.

     Effective December 31, 1995, the Company changed its fiscal year end from March 31 to December 31. Consequently, set forth below is a table illustrating the Company's results of operations for its fiscal year ended December 31, 1996 compared to its nine month "fiscal year" ended December 31, 1995, as well as compared to the twelve month calendar year ended December 31, 1995, which twelve month comparison the Company believes more accurately reflects the trends in, and seasonality of, the Company's business.

Profit and Loss Analysis
Fiscal Year 1996 Compared With Calendar Year 1995


                                                                 As Percent of Sales
                                                           --------------------------------
                      Fiscal       Nine        Twelve      Fiscal      Nine        Twelve
                      Year         Months      Months      Year        Months      Months
                      Ended        Ended       Ended       Ended       Ended       Ended
                      December     December    December    December    December    December
                      31, 1996     31, 1995    31, 1995    31, 1996    31, 1995    31, 1995
                      --------     --------    --------    --------    --------    ---------

Net Sales           $2,392,258   $2,312,144   $2,593,077    100.00%     100.00%      100.00%
Cost of Sales        1,439,635    1,312,792    1,498,411     60.18%      56.78%       57.79%
                    ----------   ----------   ----------    ------      ------       ------
Gross Profit           952,623      999,352    1,094,666     39.82%      43.22%       42.21%

Operating Expenses
 Selling and
   Shipping          2,596,500    1,864,890    2,175,619    108.54%      80.66%       83.90%
 General and
   Administrative    2,193,602      717,315    1,006,182     91.70%      31.02%       38.80%
   Research and
    Development         70,632       19,529       19,529      2.95%       0.84%        0.75%
                    ----------   ----------   ----------    ------      ------       ------
Total Operating
  Expenses           4,860,734    2,601,734    3,201,330    203.19%     112.52%      123.46%
                    ----------   ----------   ----------    ------      ------       ------
Loss from
  Operations        (3,908,111)  (1,602,382)  (2,106,664)  (163.36%)    (69.30%)     (81.24%)

Net Interest
  Expense              142,436       12,476       30,458      5.95%       0.54%        1.17%
                    ----------   ----------   ----------   --------     --------     -------
Net Loss           ($4,050,547) ($1,614,858) ($2,137,122)  (169.32%)    (69.84%)     (82.42%)
                    ==========   ==========   ==========   ========     ========     =======

Fiscal Year Ended December 31, 1996 Compared to Nine Months Ended December 31, 1995.

     Net sales for the year ended December 31, 1996 were approximately $2,392,000, an increase of 3% from the nine month period ended December 31, 1995. This increase was significantly reduced due to an initial build-up of inventory by Kraft-Pizza in the fourth quarter of calendar 1995 which reduced sales to Kraft-Pizza in 1996, an unusually cool summer in the Northeast during calendar 1996, a temporary work stoppage at one of the facilities which manufactures the Company's products during calendar 1996 and the withdrawal by the Company from certain test markets which proved to be unprofitable. The Company's limited operating resources to date also has prevented the Company's participation in certain discount promotions and in-store programs which has caused a reduction in reorders throughout its distribution network. The proceeds from this offering should enable the Company to substantially increase sales in its existing retail outlets through participation in these programs. The Company's products are currently manufactured by one independent facility.

     Gross profit for the year ended December 31, 1996 declined 5% to $953,000 from $999,000 for the nine months ended December 31, 1995. Gross profit as a percentage of net sales for the year ended December 31, 1996 declined to 40% of net sales compared to 43% for the year ended December 31, 1995. The decrease in gross profit dollars was primarily attributable to the decline in net sales and gross profit percentage. Gross profit as a percentage of net sales declined as a result of higher dairy raw material costs associated with the manufacture of the Company's ice cream products. However, as of the end of 1996, these raw materials prices have dropped significantly.

     Selling, shipping, general and administrative expenses for the year ended December 31, 1996 increased 86% to $4,790,000 from $2,582,000 for the nine months ended December 31, 1995. The increase was primarily as a result of the following: increases in advertising programs with store chains from $91,000 to $346,000, increases in store and media price reduction coupons from $172,000 to $402,000, increases in the cost of product demonstrations and media events from $163,000 to $299,000 and increase in professional fees from $95,000 to $455,000 substantially from the issuance of Common Stock for services rendered to the Company. Consulting fees include charges of $1,013,000 representing non-cash compensation attributable to stock options and contractual obligations to related parties. The Company continues to incur significant selling, general and administrative expenses in support of its efforts to introduce its products in the retail marketplace and to gain market share.

     Interest expense, net of interest income, for the year ended December 31, 1996 increased to $142,000 from $12,500 for the nine months ended December 31, 1995. The increase was primarily attributed to an additional borrowing from related parties, and the conversion of open accounts payables due to two principal product manufacturers into interest bearing notes.

     Net loss for the year ended December 31, 1996 increased to $4,051,000 as compared to a net loss of $1,615,000 for the nine months ended December 30, 1995. The net loss is attributed to the aforementioned increases in selling, shipping, general and administrative expenses, as well as lower gross profits and net sales and higher interest expense.

Fiscal Year Ended December 31, 1996 Compared to Twelve Months Ended December 31, 1995.

     Net sales for the year ended December 31, 1996 were $2,392,000, a decrease of 8% from the twelve month period ended December 31, 1995. This decrease was due to an initial build-up of inventory by Kraft-Pizza in the fourth quarter of calendar 1995 which reduced sales to Kraft-Pizza in 1996, an unusually cool summer in the Northeast during calendar 1996, a temporary work stoppage at one of the facilities which manufactures the Company's products during calendar 1996 and the withdrawal by the Company from certain test markets which proved to be unprofitable. The Company's limited operating resources to date also has prevented the Company's participation in certain discount promotions and in-store programs which has caused a reduction in reorders throughout its distribution network. The proceeds from this offering should enable the Company to substantially increase sales in its existing retail outlets through participation in these programs.

     Gross profit for the year ended December 31, 1996 declined 13% to $953,000 from $1,095,000 for the twelve months ended December 31, 1995. Gross profit as a percentage of net sales for the year ended December 31, 1996 declined to 40% of net sales compared to 42% for the twelve months ended December 31, 1995. The decrease in gross profit dollars was primarily attributable to the decline in net sales and gross profit percentage. Gross profit as a percentage of net sales declined as a result of higher dairy raw material costs associated with the manufacture of the Company's ice cream products. However, as of the end of 1996, these raw materials prices has dropped significantly.

     Selling, shipping, general and administrative expenses for the year ended December 31, 1996 increased 51% to $4,790,000 from $3,182,000 for the twelve months ended December 31, 1995. The increase was primarily as a result of the following (i) increases in advertising programs with store chains from $125,000 to $346,000, increases in store and media price reduction coupons from $172,000 to $402,000, increases in the cost of product demonstrations and media events from $194,000 to $299,000 and increase in professional fees from $209,000 to $455,000 substantially from the issuance of Common Stock for services rendered to the Company. Consulting fees include charges of $1,013,000 representing non-cash compensation attributable to stock options and contractual obligations to related parties. The Company continues to incur significant selling, general and administrative expenses in support of its efforts to introduce its products in the retail marketplace and to gain market share.

     Interest expense, net of interest income, for the twelve months ended December 31, 1996 increased to $142,000 from $30,000 for the twelve months ended December 31, 1995. The increase was primarily attributed to an additional borrowing from related parties, and the conversion of open accounts payables to two principal product manufacturers into interest bearing notes.

     Net loss for the year ended December 31, 1996 increased to $4,051,000 as compared to a net loss of $2,137,000 for the twelve months ended December 30, 1995. The net loss is attributed to the aforementioned increases in selling, general and administrative expenses, as well as lower gross profits and net sales and higher interest expenses, reduced by an extraordinary credit to income from the forgiveness by related parties of accrued salaries and consulting fees.

Nine Months Ended December 31, 1995 Compared to Year Ended March 31, 1995.

     Net sales for the nine months ended December 31, 1995 increased 113% to $2,312,000 as compared to $1,086,000 for the twelve months ended March 31, 1995. The increase in net sales was primarily attributable to increased market penetration and to a greater number of supermarket and food chain retailers selling the Company's products as well as a material change in the way the Company distributes is products. In October 1995, the Company entered into an agreement with Kraft-Pizza for the exclusive distribution of the Company's products for the northeastern and western regions of the United States. This agreement provided the Company with access to thousands of existing retail outlets already buying Tombstone Pizza, together with the use of Kraft-Pizza's commissioned sales force to oversee the sales and store presentation of the Company's products.

     Gross profit for the nine months ended December 31, 1995 increased 102% to $999,000 from $494,000 for the twelve months ended March 31, 1995. Gross profit as a percentage of net sales for the nine months ended December 31, 1995 decreased to 43% of net sales compared to 45% for the twelve months ended March 31, 1995. The increase in gross profit was primarily attributable to the increase in net sales. The decline in gross profit as a percentage of net sales was the result of increases in certain dairy raw materials utilized in the Company's products as well as the redesign to a higher quality of the Company's retail packaging material.

     Selling, shipping, general and administrative expenses increased 116% to $2,582,000 for the nine months ended December 31, 1995 as compared to $1,198,000 for the twelve months ended March 31, 1995. The increase in selling, general and administrative expenses was primarily attributable to increased net sales an increased expenses associated with the Company's sales and marketing efforts, which management believes will facilitate future growth.

     Interest expense net of interest income for the nine months ended December 31, 1995 decreased to $12,000 from $15,000 for the twelve months ended March 31, 1995. The decrease in interest expenses was primarily attributable to a decrease in average principal loan balances outstanding during the nine months ended December 31, 1995 as compared to the twelve months ended March 31, 1995.

     Net loss for the nine months ended December 31, 1995 increased to $1,615,000 from $719,000 for the twelve months ended March 31, 1995. The increase in net loss was attributable to the aforementioned increase in selling, general and administrative expenses, offset by an increase in net sales and gross profits, coupled with a decrease in interest expense.

Seasonality

     The Company typically experiences more demand for its products during the summer than during the winter.

Liquidity and Capital Resources

     The Company's cash requirements have been significantly exceeding its resources due to the substantial promotional expenses incurred in connection with the entry by the Company into new markets and expansion into new locations in existing markets. As a result of the Company's limited operating resources, the Company also has been unable to participate in certain programs which could have increased sales. This offering is an integral part of the Company's plans to meet its cash requirements. Until the Company completes this offering, the Company will be dependent on short-term borrowings, to the extent available, and other sales of securities to continue its operations. The Company assumes that based upon its current plans, its resources, including the proceeds of this offering, will be sufficient to meet its cash requirements for the next twelve months. Other than this offering, the Company has no commitments or arrangements for any future financing and there can be no assurance that financing can otherwise be obtained on satisfactory terms, if at all. In the event that the offering is delayed, management recognizes that the Company must generate additional resources to enable it to continue operations. Management's plans include consideration of the sale of additional equity securities to private investors under appropriate market conditions or other business transactions which would generate sufficient resources to assure continuation of the Company's operations.

     The Company has historically raised capital through the private equity markets, and through debt financing and short-term loans, and will continue to pursue these opportunities, if necessary. Prior transactions have involved officers, directors, stockholders and affiliates of the Company, as may future transactions.

     In December 1996 and January 1997, the Company issued two convertible promissory notes to two investors bearing interest at the rate of 8% per annum in the principal amount of $225,000 and $100,000, respectively, (individually, "Convertible Note" or collectively, " the Convertible Notes"). The Convertible Notes will be paid in full the earlier of five days after the closing date of an initial public offering or December 31, 1997 and January 31, 1998, respectively. In lieu of receiving payment, the investors have the right to convert the Convertible Notes within five (5) days of the closing of such initial public offering into 200,000 and 78,431 shares of Common Stock, respectively.

     In December 1996, the Company issued two additional promissory notes in the amount of an aggregate $56,680 in exchange for certain trade accounts payable.

     In October 1996, the Company issued 19,231 shares of Common Stock to two consultants as payment for services rendered during the year ended December 31, 1996. These shares were valued at $3.00 per share, the estimated fair market value of the Common Stock at the date of issuance.

     On August 20, 1996, the Company issued a promissory note in the amount of $289,482 in exchange for certain trade accounts payable and inventories. The note, as amended, bears interest at the rate of 10% per annum and is payable on or before March 1, 1997. The balance of this note was $210,283 at December 31, 1996.

     On August 28, 1996, the founder of the Company was issued a promissory note in the principal amount of $206,250. The funds that the founder loaned the Company were the proceeds of a sale by the founder to an investor of 183,333 shares of his Common Stock at a price of $1.12 per share. This loan bears interest at a rate of 8% and initially was payable the earlier of (i) thirteen months from the date of the loan, or (ii) the date the Company successfully consummates an initial public offering of securities of the Company, but only to the extent that the over-allotment option is exercised in such offering and only from the proceeds received by the Company from the exercise of the over-allotment option. In September 1996, the maturity date of this promissory note was revised to September 30, 1998. In addition, the revised promissory note provides that one-half of the outstanding principal amount of the note will be paid with accrued interest thereon in the event the Company successfully consummates an initial public offering of securities of the Company, but only to the extent that the over-allotment option is exercised in such offering and only from the proceeds received by the Company from the exercise of the over-allotment option.

     In August, September and October 1996, the Company received three loans from the Company's largest stockholder aggregating $253,750. A portion of the funds that this stockholder loaned the Company was a result of the stockholder selling shares of his Common Stock to an investor. In August 1996, this shareholder sold 38,889 shares of his Common Stock at a price of $1.12 per share. In September 1996, this shareholder sold 23,333 shares of his Common Stock at a price of $1.50 per share. These loans, which were consolidated into one note in September 1997, bear interest at a rate of 8% and are payable the earlier of (i) June 1, 1997, or (ii) with respect to one-half of the principal amount, the date the Company successfully consummates an initial public offering of securities of the Company, but only to the extent that the over-allotment option is either exercised in such offering, or five days after the underwriter elects not to exercise the over-allotment option.

     In September 1996, the Company completed a private placement offering pursuant to Rule 506 of the Securities Act of 1933, as amended (the "Securities Act") consisting of the sale of 61.5 units (the "Second Private Placement Units"), with each Second Private Placement Unit consisting of $2,500 principal amount of 12% promissory notes due on the earlier of July 31, 1997 or the closing date of an initial public offering of securities of the Company (provided that in the event of a default as defined therein, the entire sum will be accelerated), and 7,500 shares of the Company's Common Stock at an offering price of $25,000 per Unit. As of September 30, 1996, the Company issued a total of 461,250 shares of Common Stock and notes payable of $153,750, for which it received proceeds of an aggregate $1,537,500.

     On May 30, 1996, the Company received loans totaling $100,000 from two shareholders. The loans bear interest at an annual rate of 10% and initially were due on demand. In September 1996, the maturity date of these promissory notes was revised to occur the earlier of (i) May 30, 1998 or (ii) the date the Company successfully consummates an initial public offering of securities of the Company, but only to the extent that the over-allotment option is exercised in such offering and only from the proceeds received by the Company from the exercise of the over-allotment option.

     On May 30, 1996, the Company issued 50,000 shares of its Common Stock to certain individuals for services rendered on behalf of the Company. These shares were valued at $3.00 per share, the fair market value of the Common Stock at the date of issuance.

     In April 1996, the Company issued a promissory note (the "Penn Note") in exchange for certain trade accounts payable of $830,275. As of December 31, 1996, this outstanding balance was $710,275. The Penn Note is payable in certain installments through 1997 and an additional amount is payable in the event of an initial public offering of the Company's Common Stock. If such initial public offering does not occur on or before March 1, 1997, the Penn Note is due in full on that date. Interest on the Penn Note accrues at the prime rate plus 1% per annum. The Penn Note is collateralized by all of the assets of the Company.

     In February 1996, the Company issued $325,000 of 12% convertible promissory notes which were payable on the earlier of August 31, 1996 or upon the consummation of an interim financing as contemplated by a Letter of Intent with an investment banker for an initial public offering of the Company's securities. In June 1996, in lieu of receiving payment in such event, the holders of the notes exchanged the notes, based on a conversion price determined by the notes, into Second Private Placement Units.

     During November 1994 through May 1995, the Company completed a private placement offering of the Company's Common Stock pursuant to Rule 504 of the Securities Act. During the nine month period ended December 31, 1995 and the year ended March 31, 1995 the Company issued a total of 27,487 and 62,824 units, respectively, at $9.75 per unit, each unit consisting of two shares of Common Stock and one warrant. All such warrants expired on January 10, 1997.

     In April 1995, the Company issued 5,128 shares of its Common Stock to a consultant in consideration of his efforts in assisting in various matters for the Company during the fiscal years ended March 31, 1994 and 1995. These shares were valued at $2.45 per share, the estimated fair market value of the Common Stock at the date the Company committed to issue the shares.

     In September 1995, the Company issued 7,179 shares of its Common Stock to certain individuals for services rendered on behalf of the Company during the nine month period ending December 31, 1995. These shares were valued at $4.88 per share, the estimated fair market value of the Common Stock at the date of issuance.

     During the fiscal year ended March 31, 1995, the Company issued two promissory notes of $25,000 each to an investor, who is related to the founder of the Company, which were originally due in November and December 1998, respectively. The Company repaid one of these notes in April 1995. In September 1995, the maturity date of the outstanding promissory note was revised to occur the earlier of the date on which the Company receives proceeds from a securities offering or June 1, 1996. In April 1996, the maturity date of the outstanding promissory note was revised to occur subsequent to the repayment of the Penn
Note issued in April 1996. In September 1996, the maturity date of this promissory note was revised to occur the earlier of: (i) February 1, 1998 or
(ii) upon the occurrence of events defined by the note as a "Change in Control." Interest accrues at an annual rate of 6% and is payable at the maturity of the note.

     In May 1994, the Company issued 30,769 and 5,128 shares of its Common Stock to its legal counsel and an independent consultant, respectively, for services rendered. These shares are valued at $.001 per share, the estimated fair market value of the Common Stock as determined by the Company's Board of Directors at the date of issuance.

     During the fiscal year ended March 31, 1994, the Company borrowed $100,000 from a relative of the Company's largest stockholder. The loan, which was originally due on demand, was formalized in the form of a promissory note during September 1995. In April 1996, the maturity date of the $100,000 obligation was revised to occur subsequent to the repayment of the Penn Note issued in April 1996. The loan was non-interest bearing through April 1994. From May 1994 through maturity interest accrues at an annual rate of 6% and is payable upon maturity. In September 1996, the maturity date of this promissory note was revised to occur the earlier of (i) February 1, 1998 or (ii) upon the occurrence of events defined by the note as a "Change in Control." During the fiscal year ended March 31, 1995, the Company borrowed an additional $100,000 from the same relative of the Company's largest stockholder. The loan was due on demand with interest at an annual rate of 6%. The Company repaid $50,000 of this loan in March 1995, and repaid the remaining $50,000 during April 1995.

     During the fiscal year ended March 31, 1994, the Company obtained loans from the founder and issued promissory notes of $40,000 and $15,000 which are payable in May and June 1998, respectively. Interest accrues at an annual rate of 8% and is payable at the maturity date of the notes.

                                    BUSINESS
General

     The Company markets, sells and distributes Mike's Original Cheesecake Ice Cream, an innovative all natural blend of super-premium ice cream with cheesecake ingredients. This product line is offered in a variety of flavors mainly to supermarkets and grocery stores and also, to a lesser extent, to convenience stores, food service outlets and warehouse clubs. The Company's products are presently sold in approximately fifteen (15) states, including New York, California, Pennsylvania and New Jersey, with sales generally concentrated on the East and West coasts of the United States. The Company believes, based on an internal study, that it incentivizes retailers to continue purchasing its products through a pricing strategy designed to provide retailers with a higher retail profit per linear foot as compared to other competitive products based on the suggested retail price.

     In October 1995, the Company entered into the Kraft-Pizza Agreement Kraft Pizza for the exclusive distribution of the Company's products for the Northeastern and Western regions of the United States. The Kraft-Pizza Agreement provides the Company's products with the opportunity to gain access to the thousands of existing retail outlets already buying Tombstone Pizza, together with the use of Kraft-Pizza's commission sales force to oversee the sales and in-store presentation of the Company's products.

     In April 1996, the Company entered into an agreement with Kraft Foods, Inc. ( "Kraft Military"), also a division of Philip Morris Corporation, to represent the Company in the sale of its products to military facilities throughout the world (the "Kraft Military Agreement"). Military contracts exist with DeCA (Defense Commissary Agency) and sales to the military commenced in the third quarter of 1996.

     Since October 1996, the Company has restructured its management. In this regard, the Company has hired a Vice President of Sales and Marketing and a Vice President-Finance, and has retained two frozen food and ice cream consultants with a combined fifty years of experience in the sales and marketing of ice cream. These persons have redirected the Company's selling efforts to substantially increase sales in the approximately 3,500 retail outlets selling the Company's products and to expand market penetration on the East and West coasts into the institutional and food service segments. By concentrating on existing locations and segments requiring limited up-front fees, the Company intends to substantially reduce one of the major costs associated with its prior operations.

     Net sales for the year ended December 31, 1996 were approximately $2,392,000, an increase of 3% from the previous nine (9) month period ended December 31, 1995 and a decrease of 8% from the twelve (12) month period ended December 31, 1995. The increase as compared to the shorter period was significantly reduced, and the decrease as compared to the prior twelve (12) month period was, in each case, because of an initial build-up of inventory by Kraft-Pizza in the fourth quarter of calendar 1995 which reduced sales to Kraft-Pizza in 1996, an unusually cool summer in the Northeast during 1996, a temporary work stoppage at the primary facility which manufactures the Company's products and the withdrawal by the Company from certain test markets which proved to be unprofitable. The Company's limited operating resources to date also has prevented the Company's participation in certain discount promotions and in-store programs which has caused a reduction in reorders throughout its distribution network. The proceeds from this offering should enable the Company to substantially increase sales through participation in these programs. The Company's products are currently manufactured by one independent facility located in Buffalo, New York. Upon completion of this offering, the Company may use additional manufacturing facilities as well as to re-establish its relationships with former manufacturers of its products located on both the East and West coasts.

     The Company was incorporated in New York in March 1993 and reincorporated in Delaware in May 1994. It maintains its principal offices at 131 Jericho Turnpike, Jericho, New York 11753 and its telephone number is (516) 334-8500.

Present and Future Products

     According to the International Ice Cream Association, ice cream was part of a $10.5 billion nationwide frozen dessert industry in 1995 and has wide appeal, with over 93% of households in the United States consuming these products. The super-premium ice cream category in particular has grown dramatically in recent years despite diet conscious consumers. This has been proven in the marketplace by an increase in the market share of the super-premium ice cream segment of 94% from 1985 to 1994. In 1995, sales of ice cream in pints increased by 4%, from $282 million in 1994 to $293 million in 1995, in contrast to a 4% decrease in the sales of frozen yogurt pints, which decreased from $115 million in 1994 to $107 million in 1995. In the first six months of 1996, ice cream sales in pints increased by 4.6% to $149 million, in contrast with sales of frozen yogurt sales pints, which declined 7.1% to $51 million. With respect to novelty ice cream products, premium ice cream bars represented the largest dollar market share with sales approximating $270 million in 1995, of which 96% of these sales were classified "regular" while only 4% were classified as reduced fat or diet products. In the first six months of 1996, premium ice cream bars had sales of $126 million of which 93.3% were classified as "regular" while only 6.7% were classified as "reduced or nonfat." Premium ice cream bars were the second largest dollar segment during this period. Ice cream sandwiches represented the third largest market share of novelty products with sales of $210 million in 1995, of which 88.5% of these sales were classified "regular" compared to only 11.5% classified as reduced fat or diet. In the first six months of 1996, ice cream sandwiches had sales of $121 million, an increase of 14%. 86.3% of these sales remained classified as "regular" compared to 13.7% classified as "reduced fat or nonfat."

     Super-premium ice cream is generally characterized by a greater richness and density than other kinds of ice cream with a butter fat content of at least 14%. This category of ice cream was created in 1959 by Ruben Mattus, founder of Haagen-Dazs, and expanded by Ben & Jerry's. According to available information, Haagen-Dazs had annual sales in 1994 exceeding $900 million with Ben & Jerry's reporting sales in 1995 in excess of $155 million.

     The Company competes in the packaged ice cream category with three flavors of pints. The three flavors of cheesecake ice cream offered in pints are Graham Cracker Delight , Strawberry Fantasy and Chocolate Tidbits . The Company also competes in the novelty category of premium ice cream bars and ice cream sandwiches. Its premium ice cream bar products are all cheesecake ice cream with either a graham cracker crunch coating or strawberry sorbet coating, using high quality California strawberries. The Company's newest product is a sandwich version trademarked GRAMWICH , which is cheesecake ice cream surrounded by two specially made graham cracker wafers. The GRAMWICH is available in four-pack as well as twenty-four count "bulk" pack for retail single serve sales. The Company also produces an eighteen count "bulk" pack of both the graham cracker crunch and strawberry sorbet bars for warehouse club stores and single serve sales. The Company has four-ounce Dixie cups and 1.5 gallon drum containers of the three pint flavors for future expansion into food service and ice cream parlor opportunities.

     The Company plans to expand its product line to include additional variations of its existing products, a variety of retail sizes and creative food service applications. While the Company makes no representations that it will be marketing and selling other products, the potential product types include:

     --   A deluxe line of pints  featuring a broader variety of flavors
     --   "Lite" or reduced  calorie  extensions  of  existing  products
     --   Additional  fruit coatings for novelty sticks
     --   Additional  GRAMWICH  flavors
     --   Bon-bon style products
     --   Premium novelty cone products

     In this regard, the Company has recently created a new line of pint products which it intends to market under the tradename "Sorbet Blends." The "Sorbet Blends" will consist of a nearly equal mixture of sorbet and cheesecake ice cream and are planned to be introduced in two flavors, "Raspberry Rendezvous" and "Lemon Lace". These products will have approximately half the calories and fat content of the Company's other pint varieties, and are intended to be test marketed in California and Florida.

Manufacturing

     The Company's products are presently manufactured by Fieldbrook Farms, an independent FDA approved facility located in Buffalo, New York. One facility on the East Coast and two facilities on the West Coast have recently suspended manufacturing the Company's products due to the financial position of the Company, however, each such facility has informed the Company that they will reconsider manufacturing the Company's products upon completion of this offering and payment by the Company of all amounts owing to such manufacturer. Upon completion of this offering, the Company may use additional facilities as well as re-establish its relationships with its former manufacturers on both the East and West coasts. See "Use of Proceeds". The Company's products have been certified as Kosher by the Kuf-K, the Company having adhered to strict standards for both its ingredients and processing procedures.

Distribution and Marketing

     The Company, through its officers, consultants and other representatives, currently markets the Company's products to supermarkets and grocery stores and also, to a lesser extent, to convenience stores, food service outlets and warehouse clubs in an effort to obtain authorization for sale in these various retail outlets. The Company has incurred substantial promotional expenses for freezer space in connection with entering new markets, maintaining existing markets, entering new retailers and maintaining shelf space in existing retailers. The Company receives no assurance that these retailers will continue to allocate freezer space for the Company's products even after the payment of these fees. Once the Company obtains authorization from retailers and satisfies the substantial initial promotional expenses, the Company then directs Kraft-Pizza to distribute the Company's products to the appropriate authorized retailers.

     In October 1995, the Company entered into the Kraft-Pizza Agreement pursuant to which Kraft-Pizza serves as the Company's exclusive distributor in nine northeastern states, including New York, New Jersey and Pennsylvania, in California, Oregon and in parts of Washington and Nevada. The Kraft-Pizza Agreement commenced on October 1, 1995, automatically renews, and is terminable by either party on sixty (60) days' prior written notice. Under the terms of the Kraft-Pizza Agreement, the Company will pay Kraft-Pizza 25% of a previously agreed upon suggested wholesale price for all sales of the Company's products sold by Kraft-Pizza. The Company believes that the Kraft-Pizza Agreement has provided an opportunity for the Company to sell its products in thousands of retail locations presently serviced by Kraft-Pizza as well as "hands on" servicing of these locations by Kraft-Pizza employees. Additional distributors may be retained as the Company continues to expand its market penetration.

     In April 1996, the Company entered into the Kraft-Military Agreement with Kraft Military pursuant to which Kraft Military acts as a broker with respect to the Company's products for sales to the United States military facilities throughout the world. Kraft Military is presently the largest worldwide supplier of food products to military facilities. The Kraft Military Agreement commenced on April 1, 1996, continues for a period of one year, and is renewable for consecutive one year periods unless terminated by either party on thirty days prior written notice. The Company pays a commission of 5% of net sales, as defined in the Kraft Military Agreement, for sales made by Kraft Military to military customers.

      The Company promotes its products through trade and consumer advertising, trade show participation, in-store demonstrations, circular advertisements and special event sampling/couponing. Print advertising is the primary vehicle used by the Company with its initial approach being to target regional areas of distribution. The Company's products have also been promoted on the radio through means such as the sponsorship of Shadow Traffic reports on various stations in the New York metropolitan area, Southern California and Philadelphia.

     In December 1996, Mike's Original Cheesecake Ice Cream was featured in New York magazine. In 1994, the Company's products were mentioned on CBS-TV's "This Morning" show and America's Talking, a nationally syndicated show, featured Mike's Original products in their daily morning show called "What's New?". The TV Food Network also invited the Company's founder, Mr. Rosen to introduce the Company's product line on TVFN's "Food, News & Views" show. In 1995, Mr. Rosen was chosen by Dairy Field Magazine as one of the year's top twenty "movers and shakers" in the industry. Mr. Rosen was also featured in the November 1996 issue of Entrepreneur Magazine.

Competition

     The super-premium ice cream market is highly competitive and the Company faces substantial competition in connection with the marketing and sales of its products. Among its competitors are Haagen-Dazs owned by The Pillsbury Company, Ben & Jerry's and numerous other regional ice cream companies. Many of these competitors are well established and have substantially greater financial and other resources than the Company. Additionally, Haagen-Dazs and Ben & Jerry's manufacture their own ice cream. In the ice cream novelty segment, the Company competes with several well-known brands including Haagen-Dazs and Dove Bars , manufactured by a division of Mars, Inc.

     Achieving wide distribution in the ice cream business is difficult due to the substantial expense of a national marketing program and the limitations on available space in the freezer compartments of retailers. The Company's products also may be considered in competition with all ice cream and other frozen desserts for discretionary food dollars.

     The ability of the Company to increase its market share will be dependent upon several factors, among which are consumer acceptance of the products, the quality and price of its products, advertising and the availability of sufficient capital for product expansion.

Government Regulation

     The Company is subject to regulation by various governmental agencies regarding the distribution and sale of food products, including the FDA and various state agencies. The Company believes that its marketing and distributing operations comply with all existing applicable laws and regulations.

     The Company cannot predict the impact of possible changes that may be required in response to future legislation, rules or inquiries made from time to time by governmental agencies. FDA regulations may, in certain circumstances, affect the ability of the Company, as well as others in the industry, to develop and market new products. However, the Company does not presently believe that existing applicable legislative and administrative rules and regulations will have a significant impact on its operations.

Trademarks and Patents

     The Company owns registered trademarks and service marks under the names "Mike's Original ", "GRAMWICH " and "Graham Cracker Delight ". The Company has common law trademarks for "Strawberry Fantasy " and "Chocolate Tidbits ". It also has filed a patent application on its formulated process to manufacture cheesecake ice cream.

Seasonality

     The ice cream industry generally experiences its highest volume during the spring and summer months and the lowest volume in the winter months.

Legal Matters

     In December 1996, the Company entered a Stipulation of Entry of Judgment with Crystal Cream & Butter Co. ("Crystal Cream"), whereby the Company acknowledged an obligation in the amount of $539,482 to Crystal Cream. Entry of the judgment, however, has been stayed as long as the Company continues to make payments with respect to this obligation. Based on payments made to date, this obligation has been reduced to $276,283 which is due and payable on March 1, 1997. The Company is presently negotiating with Crystal to extend the due date of this obligation.

     In September 1996, J. W. Messner, Inc. ("Messner") commenced an action against the Company in the United States District Court for the Eastern District of New York. Messner seeks damages of $125,935, plus interest, arising from advertising and marketing services that Messner claims to have performed for the Company. The Company has filed an answer asserting a number of affirmative defenses to the claims asserted by Messner.

     Except as set forth above, the Company is not involved in any material pending legal proceedings.

                                   MANAGEMENT

Directors and Executive Officers

     The directors and executive officers of the Company are as follows:

        Name                Age      Position(s) with the Company
        ----                ---      ----------------------------

     Michael Rosen          38       Chairman of the Board, Chief
                                     Executive Officer, President and Director

     Martin Weiss           43       Vice-President of Sales and Marketing

     Frederic D. Heller     59       Vice President-Finance,
                                     Chief Financial Officer and Director

     Rachelle Rosen         37      Secretary and Treasurer

     Martin Pilossoph       66      Director

     Arthur G. Rosenberg    57      Director

     Myron Levy             56      Director nominee


     Michael Rosen has been the Chief Executive Officer of the Company and a director since its inception in March 1993 and President since September 1996. For six years prior to the formation of the Company, Mr. Rosen was President and sole shareholder of a career search firm in New York City. Mr. Rosen graduated from the State University of New York, Brockport with a Bachelor of Science degree in Business and Sports Administration. Mr. Rosen is the husband of Rachelle Rosen and the son-in-law of Martin Pilossoph.

     Martin Weiss has been Vice-President of Sales and Marketing of the Company since October 1996. Prior to joining the Company, from September 1994 to October 1996, Mr. Weiss was the Eastern Regional Sales Manager for Old Fashioned Kitchens, Inc., a specialty frozen foods company. From October 1990 to October 1993, Mr. Weiss was District Sales Manager of Kraft General Foods, Dairy Division and became Regional Sales Manager of the Thomas J. Lipton Company, Good Humor/Breyers Division, upon such Company's acquisition of the Kraft Dairy Division in October 1993. Mr. Weiss has over 15 years experience in the food industry, having been employed by Ferolie Corporation from January 1980 to October 1990 in such positions as Vice President of Sales and Vice President Dairy Sales. Mr. Weiss received a Bachelor of Arts Degree in Marketing from Montclair State College and was a member of the Board of Directors of the Eastern Frosted Foods Association from 1990 to 1994.

     Frederic D. Heller has been Vice President of Finance and director of the Company since January 1997. Mr. Heller is a CPA licensed in the State of New York for over the last ten years. Prior to joining the Company, from November 1994 through January 1997, he practiced as an independent financial consultant including rendering such services to the Company in that capacity from August 1996 to January 1997. From September 1992 through October 1994, Mr. Heller was Vice President of Finance and director of Vasomedical, Inc., formerly Future Medical Products, Inc., a publicly owned business involved in the merchandising of certain medical technology. From October 1990 through September 1992, Mr. Heller was president and chief operating officer of FDH Enterprises, Inc., a company rendering financial consulting services to business clients.

     Martin Pilossoph has been a director of the Company since September 1995. For the past five years, Mr. Pilossoph has been a Senior Sales Executive of the Ingram Companies, a national video wholesaler. Mr. Pilossoph is the father of Rachelle Rosen and the father-in-law of Michael Rosen.

     Arthur G. Rosenberg has been a director of the Company since September 1995. Mr. Rosenberg has been a practicing attorney for more than the past ten years. Since June 1, 1987, he has been Vice President of Acquisitions of The Associated Companies, a residential land and commercial developer located in Bethesda, Maryland. Mr. Rosenberg also is a director of EcoTyre Technologies, Inc., a publicly owned manufacturer of remolded tires.

     Myron Levy has been elected a director of the Company to take office upon the closing of this offering. Since June 1993, Mr. Levy has been President of Herley Industries, Inc., a publicly owned designer and manufacturer of flight instrumentation products. From May 1991 to June 1993, Mr. Levy served as Executive Vice President and Treasurer of Herley Industries, Inc. Mr. Levy also has been a director of Herley since 1992.

     Rachelle Rosen has been Secretary and Treasurer of the Company since its formation in 1993. Ms. Rosen served as a director of the Company from 1993 until January 1997. It was Ms. Rosen's cheesecake that gave her husband, Mike, the idea and concept for Mike's Original Cheesecake Ice Cream. She received a Bachelor of Science degree from Queens College. Ms. Rosen is the daughter of Martin Pilossoph and the wife of Michael Rosen.

Executive Compensation

     The following table sets forth the cash and other compensation paid or accrued by the Company during the year ended December 31, 1996, the nine months ended December 31, 1995 and the fiscal year ended March 31, 1995 to the Company's Chief Executive Officer and former president. No other executive officer earned over $100,000 in any fiscal year.

                                                                              Long Term
                                     Annual Compensation                      Compensation
                                     --------------------                     Securities
     Name and                                               Other  Annual     Underlying      All Other
 Principal Position           Year      Salary      Bonus   Compensation(2)   Options         Compensation
 ------------------           ----      ------      -----   ---------------   -------------   ------------

Michael Rosen                 1996     112,250(1)     -           -            200,000(3)          -
  Chairman of the Board,   9/30/95(4)   81,000(1)     -           -               -                -
  President, Chief         3/31/95(5)    9,000(1)     -           -               -                -
  Executive Officer

Daniel B. Kelly(6)            1996     104,166        -           -             29,530(6)          -
  Former President         9/30/95(4)   93,750        -           -               -                -
                           3/31/95(5)   25,833        -           -               -                -
________

(1)   Does not include an  aggregate  of $62,648 of salary which was accrued and not paid to Mr. Rosen during the period from inception  through  September
      30, 1996, to which Mr. Rosen has waived all rights.
(2)   The value of all perquisites provided to the Company's officers did not exceed the lesser of $50,000 or 10% of the officer's salary and bonus.
(3)   Represents ten-year options granted in May 1996 and September 1996 pursuant to the Company's 1995 Long
      Term Incentive Plan.
(4)   Represents the nine month period ended December 31,1995.
(5)   Represents the fiscal year ended March 31, 1995.
(6)   Mr. Kelly  resigned as an officer and director of the Company on September
      16, 1996. His long-term  compensation  represents ten year options granted in February 1995 which were terminated due to his resignation.

Option/SAR Grants in Last Fiscal Year

     The following table sets forth all stock options granted to the executive officers named in the Executive Compensation table during the fiscal year ended December 31, 1996.

                                           Individual Grants
                   ______________________________________________________________________

                   Number of        % of Total
                   Securities       Options/SARS
                   Underlying       Granted to
                   Options/SARS     Employees in      Exercise or Base      Expiration
Name               Granted (#)      Fiscal Year       Price ($/Sh)            Date
----               -------------    -------------     -----------------     -----------
Michael Rosen        33,333            16.7%               $3.00            May 31, 2006(1)
                    166,667            83.3%               $1.50            September 11, 2006 (2)
------

(1) Represents ten year options granted in May 1996, pursuant to the Company's 1995 Long Term Incentive Plan. Options became fully vested on November 30, 1996.
(2) Represents ten year options granted in September 1996, pursuant to the Company's 1995 Long Term Incentive Plan. Options vest on March 12, 1997.

Employment Agreements

     Michael Rosen

     The Company has entered into an employment agreement with Michael Rosen pursuant to which Mr. Rosen has agreed to serve as Chairman of the Board and Chief Executive Officer of the Company, at an annual base salary of $100,000 for the first year of the agreement and an annual base salary of $125,000 for each of the remaining five years of the agreement. Mr. Rosen is also entitled to a $50,000 bonus for each of the third through sixth years of the Agreement in the event the Company's pretax income for such year exceeds $1,000,000. Mr. Rosen's employment agreement is for six (6) years, which commenced on June 1, 1995. The employment agreement provides that Mr. Rosen may be terminated only for a material breach of the terms of the agreement which is not cured after he receives five (5) days written notice.

     Mr. Rosen's employment agreement restricts him from engaging in competition with the Company for the term thereof and contains provisions protecting the Company's proprietary rights and information, including the use of the name "Mike's Original ". The agreement also provides for the payment to Mr. Rosen of three times his previous year's total compensation, less $1.00, upon the termination of his employment in the event of a change in control of the Company. For those purposes, a change in control is defined to mean (a) change in control as such term is defined on Regulation 240.12b-2 of the Securities Exchange Act of 1934, as amended or (b) if during the term of the agreement, individuals who at the beginning of such agreement constitute the board of directors of the Company cease for any reason to constitute at least a majority thereof, unless the election of each director who is not a director at the beginning of such period has been approved in advance by the directors representing at least two-thirds (2/3) of the directors then in office who were directors at the beginning of the term of the agreement.

     Martin Weiss

     The Company also has entered into an employment agreement with Martin Weiss. This agreement provides that Mr. Weiss will serve as Vice President of Sales and Marketing of the Company, and will receive as compensation therefor an annual base salary of $100,000 per year, plus an incentive bonus equal to 3% of the Company's pre-tax income, as defined. This agreement is for an initial term which terminates on the earlier of one year from the effective date of this offering or February 1, 1997, and provides that if Mr. Weiss is terminated after the initial term other than for "cause" (as defined), or dies or becomes permanently disabled, the Company will pay to him certain severance. This agreement also restricts Mr. Weiss from engaging in competition with the Company for the term thereof and for one year thereafter and contains provisions protecting the Company's proprietary rights and information.

Consulting Agreements

     The Company has entered into a consulting agreement as of November 1, 1996 with Steven A. Cantor. Under this agreement, Mr. Cantor has agreed to provide business operations and management consulting services to the Company in exchange for a consulting fee of $125,000 per annum during the three year term of the agreement, however, no such fees shall be paid until the Company consummates a private or public offering of its securities for not less than $2,000,000 gross proceeds. The consulting agreement with Mr. Cantor expires on December 31, 1999, restricts Mr. Cantor from engaging in competition with the Company for the term thereof and for one year thereafter and contains provisions protecting the Company's trade secrets and proprietary rights and information. The Company may terminate the services of Mr. Cantor under the consulting agreement upon thirty (30) days' written notice for a material breach by Mr. Cantor of the non-competition, confidentiality and proprietary rights clauses.

     The Company has entered into a consulting agreement with Alma Management Corp. ("Alma"), as of November 1, 1996. Under this agreement, which is for an initial term of one year, Alma has agreed to cause its two principals (the "Principals"), to provide sales and marketing advisory and consulting services to the Company. Alma receives an annual consulting fee of $50,000 payable in equal installments over the term of the agreement. In addition, Alma has received options to purchase 133,333 shares of Common Stock at an exercise price of $1.00 per share. One-third of the options vest on May 1, 1997, one-third six months thereafter and the balance vest on May 1, 1998. The Company may terminate the services of either Principal under the consulting agreement with Alma if such Principal cannot adequately perform his duties thereunder because of mental or physical disability, death or for "Just Cause" (as defined). The consulting agreement provides that if one of the Principals is terminated by the Company, the consulting fee paid to Alma will be reduced by one half and if both Principals are terminated by the Company, no further compensation will be paid to Alma. The consulting agreement with Alma expires in May 1998 and restricts Alma and the Principals from engaging in competition with the Company for the term thereof and for one year thereafter and contains provisions protecting the Company's trade secrets and proprietary rights and information.

1995 Long Term Incentive Plan

     In August 1995, the Company adopted The Mike's Original, Inc. 1995 Long Term Incentive Plan (the "1995 Incentive Plan") in order to motivate qualified employees of the Company, to assist the Company in attracting employees and to align the interests of such persons with those of the Company's stockholders.

     The 1995 Incentive Plan provides for the grant of "incentive stock options" within the meaning of the Section 422 of the Internal Revenue Code of 1986, as amended, "non-qualified stock options," restricted stock, performance grants and other types of awards to officers, key employees, consultants and independent contractors of the Company and its affiliates.

     The 1995 Incentive Plan, which is administered by the Board of Directors, authorizes the issuance of a maximum of 433,333 shares of Common Stock. If any award under the 1995 Incentive Plan terminates, expires unexercised, or is canceled, the Common Stock that would otherwise have been issuable pursuant thereto will be available for issuance pursuant to the grant of new awards. To date, the Company has granted an aggregate of 256,667 options to purchase Common Stock under the 1995 Incentive Plan, of which 200,000 options have been granted to Michael Rosen, the Company's Chairman of the Board and Chief Executive Officer. 33,333 of these options are exercisable for ten years from the date of grant at a price of $3.00 per share and 166,667 of these options are exercisable for ten years from the date of grant at a price of $1.50 per share. Another
56,667 options have been granted to Steven A. Cantor. Each of the options granted to Mr. Cantor are exercisable for a ten year term at a price of $1.50 per share. As of the date of this Prospectus, none of these options had been exercised.

1996 Non-Qualified Stock Option Plan

     In October 1996, the Company's Board of Directors approved a 1996 Non-Qualified Stock Option Plan (the "Non-Qualified Plan") which covers 500,000 shares of the Company's Common Stock. The options become exercisable in installments as determined at the time of grant by the Board of Directors. As of the date of this Prospectus, the Company had granted 453,333 options to purchase shares of Common Stock under the Non-Qualified Plan at an exercise price of $1.50 per share. Arthur G. Rosenberg, Martin Pilossoph and Myron Levy have been granted options to purchase 23,333 shares of Common Stock each at the exercise price of $1.50 per share pursuant to the Non-Qualified Plan. Frederic D. Heller has been granted options to purchase 33,333 shares of Common Stock at the exercise price of $1.50 per share pursuant to the Non-Qualified Plan. Martin Weiss has been granted options to purchase 66,667 shares of Common Stock at an exercise price of $1.50 per share pursuant to the Non-Qualified Plan. Alma has been granted options to purchase 133,333 shares of Common Stock at an exercise price of $1.50 per share pursuant to the Non-Qualified Plan. Steven A. Cantor has been granted options to purchase 76,667 shares of Common Stock at an exercise price of $1.50 per share. As of the date of this Prospectus, none of these options had been exercised.

Personal Liability and Indemnification of Directors

     The Company's Certificate of Incorporation and By-laws contain provisions which reduce the potential personal liability of directors for certain monetary damages and provide for indemnity of directors and other persons. The Company is unaware of any pending or threatened litigation against the Company or its directors that would result in any liability for which such director would seek indemnification or similar protection.

     Such indemnification provisions are intended to increase the protection provided directors and, thus, increase the Company's ability to attract and retain qualified persons to serve as directors. Because directors liability insurance is only available at considerable cost and with low dollar limits of coverage and broad policy exclusions, the Company does not currently maintain a liability insurance policy for the benefit of its directors, although the Company may attempt to acquire such insurance in the future. The Company believes that the substantial increase in the number of lawsuits being threatened or filed against corporations and their directors and the general unavailability of directors liability insurance to provide protection against the increased risk of personal liability resulting from such lawsuits have combined to result in a growing reluctance on the part of capable persons to serve as members of boards of directors of companies, particularly of companies which intend to become public companies. The Company also believes that the increased risk of personal liability without adequate insurance or other indemnity protection for its directors could result in overcautious and less effective direction and management of the Company. Although no directors have resigned or have threatened to resign as a result of the Company's failure to provide insurance or other indemnity protection from liability, it is uncertain whether the Company's directors would continue to serve in such capacities if improved protection from liability were not provided.

     The provisions affecting personal liability do not abrogate a director's fiduciary duty to the Company and its stockholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty (which is generally described as the duty not to engage in any transaction which involves a conflict between the interests of the Company and those of the director) or for violations of the federal securities laws. The provisions also limit or indemnify against liability resulting from grossly negligent decisions including grossly negligent business decisions relating to attempts to change control of the Company.

     The provisions regarding indemnification provide, in essence, that the Company will indemnify its directors against expenses (including attorneys'
fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director of the Company, including actions brought by or on behalf of the Company (shareholder derivative actions). The provisions do not require a showing of good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profits violations under the federal securities laws, or for the receipt of illegal remuneration. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance. One purpose of the provisions is to supplement the coverage provided by such insurance. However, as mentioned above, the Company does not currently provide such insurance to its directors, and there is no guarantee that the Company will provide such insurance to its directors in the near future, although the Company may attempt to obtain such insurance.

     These provisions diminish the potential rights of action which might otherwise be available to shareholders by limiting the liability of officers and directors to the maximum extent allowable under Delaware law and by affording indemnification against most damages and settlement amounts paid by a director of the Company in connection with any shareholders derivative action. However, the provisions do not have the effect of limiting the right of a shareholder to enjoin a director from taking actions in breach of his fiduciary duty, or to cause the Company to rescind actions already taken, although as a practical matter courts may be unwilling to grant such equitable remedies in circumstances in which such actions have already been taken. Also, because the Company does not presently have directors liability insurance and because there is no assurance that the Company will procure such insurance or that if such insurance is procured it will provide coverage to the extent directors would be indemnified under the provisions, the Company may be forced to bear a portion or all of the cost of the director's claims for indemnification under such provisions. If the Company is forced to bear the costs for indemnification, the value of the Company's stock may be adversely affected.

     The Company has entered into Indemnification Agreements with certain of its officers and directors. The Indemnification Agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever (including attorneys' fees and related disbursements) actually and reasonably incurred in connection with either the investigation, defense or appeal of a Proceeding, (as defined) including amounts paid in settlement by or on behalf of an indemnitee thereunder.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that such indemnification, in the opinion of the Commission, is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth the beneficial ownership of the Company's Common Stock as of January 29, 1997 (taking into effect a .153846-for-1 reverse stock split effected in June 1996 and a .667-for-1 reverse stock split effected in February 1997) of (i) each person known by the Company to beneficially own 5% or more of the Company's outstanding Common Stock, (ii) each of the Company's executive officers, directors and director nominees, and (iii) all of the Company's executive officers and directors as a group. Except as otherwise indicated, all shares of Common Stock are beneficially owned, and investment and voting power is held, by the persons named as owners.

                          Amount and Nature       Percentage Ownership (9)
Name and Address  of         of Shares            Before             After
Beneficial Owner (1)     Beneficially Owned*      Offering           Offering
---------------------    --------------------     --------           --------
Michael Rosen                283,333 (2)            13.5%               9.7%
Rachelle Rosen               283,333 (3)            13.5%               9.7%
Steven A. Cantor             580,945 (4)            28.7%              20.3%
Martin Weiss                  66,667 (5)             3.4%               2.4%
Frederic D. Heller            16,667                  *                  *
Arthur G. Rosenberg           23,333 (6)             1.2%                *
Martin Pilossoph              23,333 (6)             1.2%                *
Myron Levy                    24,167                 1.2%                *
Louis P. Solferino           172,009                 9.1%               6.3%
Jones Enterprises            142,329                 7.5%               5.2%
The Moshe Isaac Foundation   200,000(7)              9.6%               6.8%
Food Commodities Limited     266,667                14.1%               9.8%
All officers and directors
 as a group (7  persons)     437,500(8)             19.8%              14.4%

* less than one percent (1%) unless otherwise indicated.

(1) The address for each of these persons is 131 Jericho Turnpike, Jericho, New York 11753.
(2) Includes options to purchase 33,333 shares of Common Stock granted under the Long-Term Incentive Plan in May 1996 and options to purchase 166,667 shares of Common Stock granted under the Long-Term Incentive Plan in October 1996.
(3) Includes Common Stock and options to purchase Common Stock owned by Michael Rosen, Ms. Rosen's husband.
(4) Includes options to purchase 56,667 shares of Common Stock granted under the Long-Term Incentive Plan and options to purchase 76,666 shares of Common Stock granted under the Non-Qualified Plan.
(5) Includes options to purchase 66,667 shares of Common Stock granted under the Non-Qualified Plan.
(6) Includes options to purchase 23,333 shares of Common Stock granted under the Non-Qualified Plan.
(7) Represents shares of Common Stock issuable upon the conversion of a Convertible Note. See "Certain Transactions".
(8) Includes 313,333 shares issuable upon the exercise of options granted pursuant to the Company's stock option plans.
(9) Assumes no exercise of the over-allotment option.


                             CERTAIN TRANSACTIONS

     In December 1996, the Company issued a convertible promissory note to The Moshe Isaac Foundation bearing interest at the rate of 8% per annum in the principal amount of $225,000 (the "Convertible Note"). The Convertible Note will be paid in full the earlier of five days after the closing date of an initial public offering or December 31, 1997. In lieu of receiving payment, the holder of the Convertible Note has the right to convert within five (5) days of the closing of such initial public offering into 200,000 shares of Common Stock.

     In October 1996, the Company issued 16,667 shares of Common Stock to Frederic D. Heller, the Company's Vice President-Finance, Treasurer and a director, as payment for services rendered during the year ended December 31, 1996. These shares were valued at $3.00 per share, the estimated fair market value of the Common Stock at the date of issuance.

     On August 28, 1996, Michael Rosen, the Company's Chairman of the Board, President and Chief Executive Officer was issued a promissory note in the principal amount of $206,250. The funds that Mr. Rosen loaned the Company were the proceeds of a sale by Mr. Rosen to investors of 183,333 shares of his Common Stock at a price of $1.12 per share. This loan bears interest at a rate of 8% and initially was payable the earlier of (i) thirteen months from the date of the loan, or (ii) the date the Company successfully consummates an initial public offering of securities of the Company, but only to the extent that the over-allotment option is exercised in such offering and only from the proceeds received by the Company from the exercise of the over-allotment option. In
September 1996, the maturity date of this promissory note was revised to September 30, 1998. In addition, the revised promissory note provides that one-half of the outstanding principal amount of the note will be paid with accrued interest thereon in the event the Company successfully consummates an initial public offering of securities of the Company, but only to the extent that the over-allotment option is exercised in such offering and only from the proceeds received by the Company from the exercise of the over-allotment option.

     In August, September and October 1996, the Company received three loans from the Company's largest stockholder aggregating $253,750. A portion of the funds that this stockholder loaned the Company was a result of the stockholder selling shares of his Common Stock to an investor. In August 1996, this shareholder sold 38,889 shares of his Common Stock at a price of $1.12 per share. In September 1996, this shareholder sold 23,333 shares of his Common Stock at a price of $1.50 per share. These loans, which were consolidated into one note in September 1997, bear interest at a rate of 8% and are payable the earlier of (i) June 1, 1997, or (ii) with respect to one-half of the principal amount, the date the Company successfully consummates an initial public offering of securities of the Company, but only to the extent that either the over-allotment option is exercised in such offering or within five days after the underwriter elects not to exercise the over-allotment option.

     On May 30, 1996, the Company received loans of $50,000 each from Louis P. Solferino and Michael P. Jones. The loans bear interest at an annual rate of 10% and initially were due on demand. In September 1996, the maturity date of these promissory notes was revised to occur the earlier of (i) May 30, 1998 or (ii) the date the Company successfully consummates an initial public offering of securities of the Company, but only to the extent that the over-allotment option is exercised in such offering and only from the proceeds received by the Company from the exercise of the over-allotment option. In addition, the Company issued 6,667 shares of its Common Stock to each of Mr. Solferino and Mr. Jones. These shares were valued at $3.00 per share, the fair market value of the Common Stock at the date of issuance.

     In February 1996, the Company issued $150,000 and $75,000 of 12% convertible promissory notes to Mr. Solferino and Mr. Jones, respectively, which were payable on the earlier of August 31, 1996 or upon the consummation of an interim financing as contemplated by a letter of intent with an investment banker for an initial public offering of the Company's securities. In June 1996, in lieu of receiving payment in such event, the holders of the notes exchanged the notes, based on a conversion price determined by the notes, into Second Private Placement Units.

     During the fiscal year ended March 31, 1995, the Company issued two promissory notes of $25,000 each to Elizabeth Pilossoph, who is the mother of Rachelle Rosen, the mother-in-law of Michael Rosen, and the wife of Martin Pilossoph . See "Management". These notes were originally due in November and December 1998, respectively. The Company repaid one of these notes in April 1995. In September 1995, the maturity date of the outstanding promissory note was revised to occur the earlier of the Company receiving proceeds from a securities offering or June 1, 1996. In April 1996, the maturity date of the outstanding promissory note was revised to occur subsequent to the repayment of the Penn Note issued in April 1996. In September 1996, the maturity date of this promissory note was revised to occur the earlier of (i) February 1, 1998 or (ii) upon the occurrence of events defined by the note as a "Change in Control." Interest accrues at an annual rate of 6% and is payable at the maturity of the note.

     During the fiscal year ended March 31, 1994, the Company borrowed $100,000 from the mother of Steven A. Cantor, the Company's largest stockholder. See "Principal Stockholders". The loan, which was originally due on demand, was formalized in the form a promissory note during September 1995. In April 1996, the maturity date of the $100,000 obligation was revised to occur subsequent to the repayment of the Penn Note issued in April 1996. The loan was non-interest bearing through April 1994. From May 1994 through maturity interest accrues at an annual rate of 6% and is payable upon maturity. In September 1996, the maturity date of this promissory note was revised to occur the earlier of: (i) February 1, 1998 or (ii) upon the occurrence of events defined by the note as a "Change in Control." During the fiscal year ended March 31, 1995, the Company borrowed an additional $100,000 from Ms. Cantor. The loan was due on demand with interest at an annual rate of 6%. The Company repaid $50,000 of this loan in March 1995, and repaid the remaining $50,000 during April 1995.

     During the fiscal year ended March 31, 1994, the Company obtained loans from Rachelle Rosen and issued promissory notes of $40,000 and $15,000 which are payable in May and June 1998, respectively. Interest accrues at an annual rate of 8% and is payable at the maturity date of the notes.

                             SELLING SECURITYHOLDERS

     This Prospectus may also be used for the possible offering of additional shares of Common Stock owned by the Selling Securityholders. Certain of the Selling Securityholders have agreed that the shares owned by such persons may not be sold for eighteen (18) months from the date of this Prospectus without the prior written consent of the Underwriter. Certain other Selling Securityholders have agreed that the shares of Common Stock owned by such persons may not be sold for twelve (12) months from the date of this Prospectus without the prior written consent of the Underwriter. The Company will not receive any proceeds from such sales. The Underwriter may release such restriction at any time after completion of this offering, although there are no understandings or arrangements in this regard. The resale of the securities by the Selling Securityholders is subject to Prospectus delivery and other requirements of the Securities Act.

     The Shares are being offered by the following persons in the amounts set forth below:


                               Beneficial Ownership      Number of Shares   Beneficial Ownership
      Stockholder               Prior to Offering           Offered         After Offering
      -----------              ----------------------   ------------------  --------------------


Dental Investment Study Group      52,500                    52,500             --
James C. LaVigne                   30,000                    30,000             --
Paul Greenstein                    30,000                    30,000             --
Ashok Chaudhari                    15,000                    15,000             --
Paul A. Kaye, Family Trust         15,000                    15,000             --
Gregory J. and Toni
   Marie Shottenkirk               15,000                    15,000             --
Achyut Sahasra                     15,000                    15,000             --
Bruce Evanter                       7,500                     7,500             --
Steven Watson                       7,500                     7,500             --
Marvin and Ellen Ochs               7,500                     7,500             --
Lawrence A. Rosenstadt              7,500                     7,500             --
Richard Rubenstein                  7,500                     7,500             --
Marvin and Linda Watsky             7,500                     7,500             --
Michael Ring                        7,500                     7,500             --
Grahm de la Garza Grahm Limited
    Family Partnership              7,500                     7,500             --
Robert G. Morris, DDS, Inc. Pension 7,500                     7,500             --


Marque of Distinction, Inc.
    Retirement Trust                7,500                     7,500             --
Gulfstream Asset Management Corp.
     Retirement Trust               7,500                     7,500             --
Ted Cohen                           7,500                     7,500             --
Paul E. Gavin                       7,500                     7,500             --
Jones Enterprises                 142,329                   133,611          8,718
Louis Solferino                   172,009                   156,111         15,898
Four L Realty Corp.                39,551                    37,500          2,051
Richard Satin                      23,333                    23,333             --
Alan Bush                          33,333                    33,333             --
Sally Miglio                       15,000                    15,000             --
David H. Lieberman, (including
   profit sharing plan) (1)        69,577                    43,167         26,410
Paul Rubin                          7,500                     7,500             --
Barry Weintraub                     7,500                     7,500             --
Myron Levy (2)                     24,167                    24,167             --
Gerald Klein                        6,667                     6,667             --
Vosavu Pty. Ltd. (3)               91,059                    91,059             --
J. Scott Murphy                     7,500                     7,500             --
Raymond Hancock                     7,500                     7,500             --
Jane Kirschner                      3,750                     3,750             --
David and Elaine Johnson            3,750                     3,750             --
Donald and Alice Elstein            3,750                     3,750             --
Glenn Koebel                        3,750                     3,750             --
Irving Wagner                       3,750                     3,750             --
Edward I. Kramer (1)                8,718                     8,718             --
Edward S. Wactlar (1)               8,718                     8,718             --
Lonnie Coleman (1)                  3,333                     3,333             --
Adam S. Rosenberg (1)               1,333                     1,333             --
Melinda O'Donnell (1)               1,590                     1,590             --
Frederic D.  Heller (2)            16,667                    16,667             --
Steven A. Cantor (4)              447,611                   219,407        228,205
Food Commodities Limited          266,667                   266,667             --
The Moshe Isaac Foundation(4)     200,000                   200,000             --
-------

*less than 1% unless otherwise indicated

(1)  See "Legal Matters".
(2)  See "Management" and "Principal Stockholders".
(3)  Includes 78,431 shares issuable upon conversion of a Convertible Note.
(4)  See "Principal Stockholders" and "Certain Transactions".

      The securities offered hereby may be sold from time to time directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer such securities through underwriters, dealers or agents. The distribution of securities by the Selling Securityholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders in connection with such sales of securities. The Selling Securityholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation.

      At the time a particular offer of securities is made by or on behalf of a Selling Securityholder, to the extent required, a prospectus will be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for shares purchased from the Selling Securityholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

      Under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the regulations thereunder, any person engaged in a distribution of the securities of the Company offered by this Prospectus may not simultaneously engage in market-making activities with respect to such securities of the Company during the applicable "cooling off" period (9 days) prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rule 10b-6 and 10b-7, in connection with transactions in such securities, which provisions may limit the time of purchases and sales of such securities by the Selling Securityholders.

      Sales of securities by the Selling Securityholders or even the potential of such sales would likely have an adverse effect on the market prices of the securities offered hereby. As of the date of this Prospectus, the freely tradeable securities of the Company (the "public float") will be (i) 850,000 shares of Common Stock, and (ii) 850,000 Class A Warrants.


                            DESCRIPTION OF SECURITIES

Capital Stock

      The Company's authorized capital stock consists of 20,000,000 shares of Common Stock, $.001 par value per share and 500,000 shares of Preferred Stock, $.01 par value per share.

      Units

      The securities offered hereby consist of Units, with each Unit including one share of the Company's Common Stock and one redeemable Class A Warrant. The Common Stock and the Class A Warrants comprising the units are detachable and separately transferable immediately following the date of this Prospectus. Prior to this offering, there has been no public market for the Units, Common Stock or Class A Warrants.

      Common Stock

      General. The Company has 20,000,000 authorized shares of Common Stock, 1,892,641 of which were issued and outstanding prior to the offering. All shares of Common Stock currently outstanding are validly issued, fully paid and non-assessable, and all shares which are the subject of this Prospectus, when issued and paid for pursuant to this offering, will be validly issued, fully paid and non-assessable.

      Voting Rights. Each share of Common Stock entitles the holder thereof to one vote, either in person or by proxy, at meetings of shareholders. The Company's Board consists of three classes each of which serves for a term of three years. At each annual meeting of the stockholders the directors in only one class will be elected. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than fifty percent (50%) of the issued and outstanding shares of Common Stock can elect all of the Directors of the Company. See "Principal Stockholders".

      Dividend Policy. All shares of Common Stock are entitled to participate ratably in dividends when and as declared by the Company's Board of Directors out of the funds legally available therefor. Any such dividends may be paid in cash, property or additional shares of Common Stock. The Company has not paid any dividends since its inception and presently anticipates that all earnings, if any, will be retained for development of the Company's business and that no dividends on the shares of Common Stock will be declared in the foreseeable future. Further, pursuant to a credit agreement with one of its manufacturers, the Company is prohibited from paying dividends on any of its capital stock until the repayment of the indebtedness thereunder. Payment of future dividends will be subject to the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, the operating and financial condition of the Company, its capital requirements, general business conditions and other pertinent facts. Therefore there can be no assurance that any dividends on the Common Stock will be paid in the future. See "Dividend Policy".

      Miscellaneous Rights and Provisions. Holders of Common Stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of the liquidation or dissolution, whether voluntary or involuntary, of the Company, each share of Common Stock is entitled to share ratably in any assets available for distribution to holders of the equity of the Company after satisfaction of all liabilities, subject to the rights of holders of Preferred Stock.

      Shares Eligible for Future Sale. Upon completion of this offering, the Company will have 2,742,641 shares of Common Stock outstanding (2,870,141 shares if the Underwriter's over-allotment option is exercised in full and 3,148,572 if both the over-allotment option is exercised and the Convertible Notes are converted). Of these shares, the 850,000 shares sold in this offering (997,500 shares if the Underwriter's over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company (in general, a person who has a control relationship with the Company) which will be subject to the limitations of Rule 144 adopted under the Securities Act. Another 461,250 shares are registered under the registration statement of which this Prospectus forms a part and are freely saleable under the Securities Act, but may not be transferred for eighteen (18) months from the date of this prospectus or at such earlier date as may be permitted by the Underwriter. Another 1,147,881 shares are registered under the registration statement of which this Prospectus forms a part and are freely saleable under the Securities Act, but may not be transferred for twelve (12) months from the date of this Prospectus or at such earlier date as may be permitted by the Underwriter. All of the remaining shares are deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act.

      In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, commencing ninety (90) days after the effective date of the registration statement of which this prospectus is a part, a person, including an affiliate of the Company (or persons whose shares are aggregated), who has owned restricted shares of Common Stock beneficially for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or the average weekly trading volume of the Company's Common Stock on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least three years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

      629,666 of the shares of restricted stock presently outstanding have been held at least two years. Accordingly, commencing following the completion of the offering these 98,721 shares will be eligible for resale pursuant to Rule 144 at the rates and subject to the conditions discussed above. Pursuant to the terms of the Underwriting Agreement, certain Selling Securityholders owning an aggregate of 461,250 shares of Common Stock have agreed not to sell any of their shares for a period of eighteen (18) months following the date of this prospectus without the prior written consent of the Underwriter. Also, certain other Selling Securityholders owning an aggregate of 1,147,888 shares of Common Stock have agreed not to sell any of their shares for a period of twelve (12) months following the date of this Prospectus without the prior written consent of the Underwriter. The sale of any substantial number of these shares in the public market could adversely affect prevailing market prices following the offering.

      No predictions can be made as to the effect, if any, that sales of shares under Rule 144 or otherwise or the availability of shares for sale will have on the market, if any, prevailing from time to time. Sales of substantial amounts of the Common Stock pursuant to Rule 144 or otherwise may adversely affect the market price of the Units, Common Stock or the Warrants offered hereby.

      Class A Warrants

      The Class A Warrants included in the Units offered hereby will be issued in registered form under a warrant agreement (the "Warrant Agreement") between the Company and American Stock Transfer & Trust Company, as Warrant Agent (the "Warrant Agent"). The following summary of the provisions of the Warrants is qualified in its entirety by reference to the Warrant Agreement, a copy of which is filed as an exhibit to the registration statement of which this Prospectus is a part.

      Rights to Purchase Common Stock. Each Class A Warrant will be separately transferable and will entitle the registered holder thereof to purchase one share of Common Stock (subject to adjustment as described below) for a period of three years commencing on the Effective Date at a price of $6.00 per share of Common Stock. A holder of Class A Warrants may exercise such warrants by surrendering the certificate evidencing such warrants to the Warrant Agent, together with the form of election to purchase on the reverse side of such certificate properly completed and executed and the payment of the exercise price and any transfer tax. If less than all of the warrants evidenced by a warrant certificate are exercised, a new certificate will be issued for the remaining number of warrants. Holders of the Class A Warrants may sell the Class A Warrants if a market exists rather than exercise them. However, there can be no assurance that a market will develop or continue as to such Class A Warrants.

      For a holder of a warrant to exercise the Class A Warrants, there must be a current registration statement on file with the Commission and various state securities commissions. The Company will be required to file post-effective amendments to the registration statement when events require such amendments. While it is the Company's intention to file post-effective amendments when necessary, there is no assurance that the registration statement will be kept effective. If the registration statement is not kept current for any reason, the Class A Warrants will not be exercisable, and holders thereof may be deprived of value. Moreover, if the shares of Common Stock underlying the Class A Warrants are not registered or qualified for sale in the state in which a Class A Warrant holder resides, such holder might not be permitted to exercise the Class A Warrants. If the Company is unable to qualify the Common Stock underlying such Class A Warrants for sale in certain states, holders of the Company's Class A Warrants in those states will have no choice but to either sell such Class A Warrants or allow them to expire.

      The Company has authorized and reserved for issuance a number of underlying shares of Common Stock sufficient to provide for the exercise of the Class A Warrants. When issued, each share of Common Stock will be fully paid and nonassessable.

      Class A Warrant holders will not have any voting or other rights as shareholders of the Company unless and until Class A Warrants are exercised and shares issued pursuant thereto.

      Redemption Rights. Any or all of the Class A Warrants may be redeemed by the Company at a price of $.01 per warrant, upon the giving of not less than 30 days' nor more than 60 days' written notice at any time after the date of this Prospectus, provided that the closing bid price of the Common Stock for all twenty (20) consecutive trading days ending three (3) days of the notice of redemption has equaled or exceeded $12.00 per share. The right to purchase the Common Stock represented by the Class A Warrants so called for redemption will be forfeited unless the Class A Warrants are exercised prior to the date specified in the foregoing notice of redemption.

      Adjustments. The exercise price and the number of shares of Common Stock issuable upon the exercise of each Class A Warrant are subject to adjustment in the event of a stock dividend, recapitalization, merger, consolidation or certain other events.

      For the life of the Class A Warrants, the holders thereof are given the opportunity, at nominal cost, to profit from a rise in the market price of the Common Stock of the Company. The exercise of the Class A Warrants will result in the dilution of the then book value of the Common Stock of the Company held by the public investors and would result in a dilution of their percentage ownership of the Company. The terms upon which the Company may obtain additional capital may be adversely affected through the period that the Class A Warrants remain exercisable. The holders of these Class A Warrants may be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain equity capital on terms more favorable than those provided for by the Class A Warrants.

      Second Private Placement

      From June through September 1996, the Company issued an aggregate of 61.5 Second Private Placement Units, each Second Private Placement Unit consisting of a $2,500 principal amount of Second Private Placement Notes and 7,500 Second Private Placement Shares. The proceeds from the sale of the Second Private Placement Units were used to pay promotional expenses incurred in connection with entering new markets and maintaining existing markets and to fund working capital. The Company has registered under the registration statement of which this prospectus forms a part all of the 461,250 Second Private Placement Shares included in the Second Private Placement Units. The Second Private Placement Shares are not transferable until the earlier of eighteen (18) months following the date of this prospectus or at such earlier date as may be permitted by the Underwriter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Underwriting".

      The Second Private Placement Notes bear interest at a rate equal to 12% per annum, payable one year after the issuance of the Second Private Placement Notes and monthly in arrears thereafter. The Second Private Placement Notes mature on the earlier of (i) July 31, 1997, or (ii) the closing date of this offering; provided, that the maturity of the Second Private Placement Notes will be accelerated upon an Event of Default (as defined therein).

      The purchasers of the Second Private Placement Units also received 7,500 shares of Common Stock for each $2,500 principal amount of Second Private Placement Units purchased. These shares of Common Stock are registered for resale hereunder and also have piggyback registration rights with respect to all other registration statements filed by the Company with the SEC (other than on forms S-4 or S-8), subject to customary underwriter's or board of director's rights to limit such participation. However, all holders of Second Private Placement Shares are prohibited from selling these Second Private Placement Shares for eighteen (18) months after the date of this prospectus, subject to the prior consent of the Underwriter.

      Preferred Stock

      The Company's Certificate of Incorporation, as amended, authorizes the issuance of up to 500,000 shares of preferred stock, par value $.01 per share. Currently there are no shares of preferred stock issued or outstanding.

      The issuance of Preferred Stock by the Board of Directors could adversely affect the rights of holders of shares of Common Stock by, among other things, establishing preferential dividends, liquidation rights or voting power. The issuance of Preferred Stock could be used to discourage or prevent efforts to acquire control of the Company through the acquisition of shares of Common Stock.

Certain Provisions of the Certificate of Incorporation

      The Company's Certificate of Incorporation contains certain provisions which may be deemed to be "anti-takeover" in nature in that such provisions may deter, discourage or make more difficult the assumption of control of the Company by another entity or person. In addition to the ability to issue Preferred Stock, these provisions are as follows:

      A vote of 66-2/3% of the stockholders is required by the Certificate of Incorporation in order to approve certain transactions including mergers and sales or transfers of all or substantially all of the assets of the Company.

      The Company's By-laws provide that the members of the Board of Directors of the Company be classified into three classes: Class I (which consists of Arthur G. Rosenberg) will serve until the Company's 1997 Annual Meeting of Stockholders. Class II (which consists of Martin Pilossoph) will serve until the Company's 1998 Annual Meeting of Stockholders. Class III (which consists of Michael Rosen and Frederic D. Heller) will serve until the Company's 1999 Annual Meeting of Stockholders. After their initial staggered terms, the term of each class will run for three years and expire at successive annual meetings of stockholders. Accordingly, it is expected that it would take a minimum of two annual meetings of stockholders to change a majority of the Board of Directors. Further, directors may only be removed for cause prior to the expiration of their term of office. Upon completion of this offering, Myron Levy will be a director in Class II, to serve until the Company's 1998 Annual Meeting of Stockholders.

      The Delaware General Corporation Law further contains certain anti-takeover provisions. Section 203 of the Delaware General Corporation Law provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person who owns 15% or more of the corporation's outstanding voting stock (an "interested stockholder") for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person's becoming an interested stockholder, or the business combination is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder.

      Transfer Agent

      The transfer agent and registrar for the Company's Common Stock is American Stock Transfer and Trust Company, 6201 15th Avenue, Brooklyn, New York 11219.

                                  UNDERWRITING

      Millennium Securities Corp., the Underwriter, has agreed, subject to the conditions contained in the Underwriting Agreement (the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part), to purchase from the Company, and the Company has agreed to sell to the Underwriter, 850,000 Units.

      The Underwriting Agreement provides that the obligation of the Underwriter to purchase Units is subject to certain conditions, and that if any of the Units are purchased by the Underwriter pursuant to the Underwriting Agreement, all of the Units agreed to be purchased by the Underwriter under the Underwriting Agreement must be so purchased.

      The Company has been advised that the Underwriter proposes to offer such Units to the public initially at the public offering price set forth on the cover page of this Prospectus, and to certain selected dealers at such public offering price less a selling concession not in excess of $___ per Unit. The Underwriter may allow, and the selected dealers may reallow, a concession not in excess of $____ per Unit to certain brokers or dealers. After the commencement of the offering, the public offering price, the concession to selected dealers, and the reallowance may be changed by the Underwriter.

      The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments it may be required to make in respect thereof. It is the position of the Commission that indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      The Company has granted to the Underwriter an option, exercisable during the 45-day period commencing on the date of this Prospectus, to purchase up to an additional 127,500 Units, at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this Prospectus. The Underwriter may exercise such option only to cover over-allotments, if any, made in connection with the sale of the Units offered hereby.

      The Company has agreed to pay the Underwriter a non-accountable expense allowance of 3% of the aggregate offering price (of which $50,000 has already been received) with respect to 850,000 Units offered by the Company hereby (and any Units purchased pursuant to the Underwriter's over-allotment option). Under certain circumstances, the expenses previously paid by the Company are nonrefundable if the offering is terminated or otherwise does not proceed.

      The Company has also agreed to pay the Underwriter a consulting fee of $50,000 for financial consulting services to be performed over a period of three years.

      The Company has agreed to pay the Underwriter a non-accountable expense allowance of 3% of the aggregate offering price with respect to 850,000 Units offered by the Company hereby (and any Units purchased pursuant to the Underwriter's over-allotment option). Under certain circumstances, the expenses previously paid by the Company are non-refundable if the offering is terminated or otherwise does not proceed.

      Upon the exercise after one year following the date of this offering of any Warrant included in the Units, the Company has agreed to pay the Underwriter a fee of ____% of the aggregate exercise price of such warrant if (i) the market price of the Company's Common Stock is greater than the exercise price of such Warrant on the date of exercise; (ii) the exercise of such Warrant was solicited by the Underwriter and the holder of such Warrant so states in writing and designates in writing that the Underwriter is entitled to receive such compensation, (iii) such Warrant is not held in a discretionary account; and
(iv) the solicitation of such Warrant was not in violation of Rule 10b-6 promulgated under the Exchange Act.

      The Company has also agreed to sell to the Underwriter or its designee the Underwriter's Purchase Option to purchase 85,000 Units at a price of $.001 per Unit. The Underwriter's Purchase Option will be exercisable for a period of four years, commencing on the first anniversary of the date this offering is consummated, at an initial per Unit exercise price equal to 120% the public offering price per Unit. The Units underlying the Underwriter's Purchase Option are identical in all respects to the Units to be issued to the public (except that the exercise price of the Warrants included in the Units issuable upon the exercise of the Underwriter's Purchase Option will be 120% of the exercise price of the Warrants issued to the public in this offering). The Underwriter's Purchase Option cannot be transferred, assigned or hypothecated for one year from the date of its issuance, except that they may be assigned, in whole or in part, to any successor, officer or partner of the Underwriter. The Underwriter's Purchase Option will contain anti-dilution provisions providing for appropriate adjustment of the exercise price and number of shares of Common Stock and Warrants which may be purchased upon exercise upon the occurrence of certain events.

      The Company has agreed that it will, on any one occasion during the four-year period commencing one year from the date of this Prospectus, register the securities underlying the Underwriter's Purchase Option at the Company's expense, at the request of holders of a majority of the shares underlying the Underwriter's Purchase Option (including shares issuable upon exercise of the Class A Warrants underlying such Underwriter's Purchase Option). The Company has also agreed, during the seven-year period commencing on the date of this Prospectus, to register on a piggyback basis, on an unlimited number of occasions, the securities underlying the Underwriter's Purchase Option whenever the Company files a registration statement, other than a registration statement on Form S-8 or S-4.

      The Company, and its officers and directors, have agreed that the Underwriter shall have a right of first refusal for two years to manage, underwrite or purchase for its own account any securities to be sold by the Company, any subsidiary or successor of the Company or, subject to certain exceptions, by any officer or director of the Company. The Company has also agreed to pay the Underwriter a fee with respect to any merger, acquisition, joint venture or other transaction, with certain exceptions, to which the Company is a party in which the Underwriter introduced the Company to other parties to such transaction during the five-year period commencing upon the consummation of this offering.

      The Company has also agreed, for a period of not less than two years commencing on the date of this offering, at the request of the Underwriter, to nominate and use its best efforts to elect a designee of the Underwriter to the Board of Directors of the Company or to appoint a designee of the Underwriter as a non-voting observer of the Board of Directors.

      The foregoing does not purport to be a complete statement of the terms and conditions of the Underwriting Agreement and related documents, copies of which are on file at the offices of the Underwriter, the Company and the Commission, and forms of which have been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

      The Underwriter has informed the Company that the Underwriter does not intend to confirm sales to any accounts over which it exercises discretionary authority.

      The Company, and its officers and directors, have agreed not to offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any securities of the Company for a period of eighteen months after the date of this Prospectus, without the prior written consent of the Underwriter, except pursuant to the exercise of the Underwriter's over-allotment option, or the exercise of the Warrants or currently outstanding stock options.

      Prior to this offering, there has been no market for the Units, Common Stock or the Warrants. Although the Company will apply to list the Units, Common Stock and the Warrants on the OTC Bulletin Board and Philadelphia Stock Exchange, there can be no assurance that an active trading market will develop for the Units, Common Stock or the Warrants, or, if developed, that it will be maintained. In addition, the Common Stock and the Warrants included in the Units will be separately transferable immediately and it is not expected that a market will develop for the Units.

      The initial public offering price has been arbitrarily determined by negotiations between the Company and the Underwriter. Among the factors contained in determining the initial public offering price, in addition to prevailing market conditions, were the Company's capital structure, estimates of its business potential and earnings prospects, an assessment of its management, and the consideration of the above factors in relation to market valuation of companies in related businesses.

      In connection with the Second Private Placement, the Company paid the Underwriter, as Underwriter, 3% of the gross proceeds of the entire offering as a non-accountable expense allowance and a 10% commission on the sales of the Second Private Placement Units.


                                  LEGAL MATTERS

      The validity of the issuance of the securities offered hereby will be passed upon for the Company by the law firm of Blau, Kramer, Wactlar & Lieberman, P.C., Jericho, New York. The law firm of Beckman & Millman, P.C., New York, New York will pass on certain aspects of this offering on behalf of the Underwriter. Employees of Blau, Kramer, Wactlar & Lieberman, P. C. own an aggregate of 93,269 shares of Common Stock, 66,859 of which are registered for resale hereunder, and 73,334 options to purchase shares of Common Stock issued under the Non-Qualified Plan.


                                     EXPERTS

      The audited financial statements of the Company for the fiscal year ended December 31, 1996 and the nine month period ended December 31, 1995, are included herein and in the registration statement in reliance upon the report, which report includes an emphasis paragraph regarding the ability of the Company to continue as a going concern, of Grant Thornton LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


                              CHANGE IN ACCOUNTANTS

      Price Waterhouse LLP served as the Company's independent auditors for the fiscal years ended March 31, 1994 and March 31, 1995 and the nine month period ended December 31, 1995. On September 23, 1996, Price Waterhouse LLP advised the Company that they had resigned as the Company's independent auditors. Subsequently, the Company's Board of Directors replaced Price Waterhouse LLP in favor of Grant Thornton LLP as its independent certified public accountants. Price Waterhouse LLP's report on the Company's financial statements for the fiscal years ended March 31, 1994 and March 31, 1995 and the nine-month period ended December 31, 1995, did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles, except that the opinion included an explanatory paragraph that there were conditions that raise substantial doubt about the Company's ability to continue as a going concern. During this period there was no disagreement with Price Waterhouse LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to Price Waterhouse's LLP's satisfaction, would have caused Price Waterhouse LLP to make reference to the subject matter of the disagreement in connection with its report.

                              AVAILABLE INFORMATION

      The Company has filed with the Commission a registration statement on Form SB-2, pursuant to the Securities Act, with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in said registration statement, and the exhibits thereto. For further information with respect to the Company and the securities offered hereby, reference is made to said registration statement and exhibits which may be inspected without charge at the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

      As of the date of this Prospectus, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, shall file reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its following regional offices: Suite 788, 1375 Peachtree St. N.E., Atlanta, Georgia 30367, Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60621-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048. Also, copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Commission's Web site located at http:\\www.sec.gov.

                                 C O N T E N T S


                                                                Page
                                                                ----

Report of Independent Certified Public Accountants              F-2

Financial Statements

   Balance Sheets                                                F-3

   Statements of Operations                                      F-5

   Statement of Changes in Stockholders' Deficit                 F-6

   Statements of Cash Flows                                      F-7

   Notes to Financial Statements                                 F-8 - F-27

                         REPORT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS




Board of Directors and Stockholders
 Mike's Original, Inc.


We have audited the accompanying balance sheets of Mike's Original, Inc. as of December 31, 1996 and 1995 and the related statements of operations, changes in stockholders' deficit and cash flows for the year ended December 31, 1996 and for the nine-month period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mike's Original, Inc. as of December 31, 1996 and 1995 and the results of its operations and its cash flows for the year ended December 31, 1996 and for the nine-month period ended December 31, 1995 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net loss of $4,050,547 during the year ended December 31, 1996, and, as of that date, the Company's current liabilities exceeded its current assets by $2,539,788 and the Company's stockholders' deficit was $2,996,411. These factors, among others, as discussed in Note B to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ Grant Thornton LLP
----------------------
GRANT THORNTON LLP


Melville, New York
January  10,  1997  (except  for  Notes B, H, L and N, as to  which  the date is
 January 25, 1997 and Note C-10 as to which the date is February 6, 1997)

                              Mike's Original, Inc.

                                 BALANCE SHEETS

                                  December 31,




                                     ASSETS

                                                     1996          1995
                                                     ----          ----

CURRENT ASSETS
     Cash                                        $  32,523      $  15,716
     Accounts receivable, less allowance for
     doubtful accounts of $20,751 and
     $6,888, respectively                           61,219        153,402
     Inventories                                   247,608        176,885
     Other receivables                              16,589           -
                                                 ---------      ---------
     Total current assets                          357,939        346,003

FIXED ASSETS, NET                                   14,478         25,494

OTHER ASSETS
     Deferred offering costs                        45,000           -
     Trademarks and organizational costs, net of
     accumulated amortization of $11,787 and
     $8,085, respectively                            6,724         10,426
     Security deposits                              18,091         18,091
     Other                                           1,000
                                                 ---------      ---------
                                                  $443,232       $400,014
                                                 =========      =========

The accompanying notes are an integral part of these statements.


                              Mike's Original, Inc.

                                  December 31,



LIABILITIES AND STOCKHOLDERS' DEFICIT                1996          1995
                                                     ----          ----


CURRENT LIABILITIES
     Accounts payable                           $ 1,104,336    $ 1,468,610
     Accrued expenses and other liabilities         140,629        249,772
     Notes payable to related parties               253,750        125,000
     Subordinated notes payable - stockholders      153,750           -
     Note payable - convertible                     225,000           -
     Notes payable                                  980,821         49,114
     Accrued interest payable to related parties      5,978           -
     Line of credit                                  23,506           -
     Obligations under capital lease                  9,957          9,148
                                                  ---------      ---------


     Total current liabilities                    2,897,727      1,901,644


ACCRUED COMPENSATION EXPENSE                           -           158,333

OBLIGATIONS UNDER CAPITAL LEASE                       3,611         13,567

NOTES PAYABLE TO RELATED PARTIES                    486,250         55,000

ACCRUED INTEREST PAYABLE TO
     RELATED PARTIES                                 52,055         28,822

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIT

   Preferred stock, $.01 par value; 500,000
     shares authorized; no shares issued or
     outstanding                                       -              -
   Common stock, $.001 par value; 20,000,000
     shares authorized; 1,892,641 shares and
     1,362,160 shares issued and outstanding at
     December 31, 1996 and 1995, respectively         1,892          1,362
   Additional paid-in capital                     4,000,700        829,742
   Deferred financing costs                        (360,000)          -
   Accumulated deficit                           (6,639,003)    (2,588,456)
                                                 ----------     ----------
                                                 (2,996,411)    (1,757,352)
                                                 ----------     ----------
                                                 $  443,232     $  400,014
                                                 ==========     ==========

The accompanying notes are an integral part of these statements.

                              Mike's Original, Inc.

                            STATEMENTS OF OPERATIONS

                                                                  Nine months
                                                   Year ended        ended
                                                   December 31,   December 31,
                                                      1996           1995
                                                   -------------  ------------

Sales (net of sales returns, allowances, and
     discounts)                                     $ 2,919,798   $ 2,441,517
     Less
     Sales distribution fee                             527,540       129,373
                                                    -----------   -----------
     Net sales                                        2,392,258     2,312,144

Cost of sales                                         1,439,635     1,312,792
                                                    -----------   -----------
     Gross profit                                       952,623       999,352

Operating expenses

     Selling and shipping                             2,596,500     1,864,890
     General and administrative                       2,193,602       717,315
     Research and development                            70,632        19,529
                                                    -----------   -----------
                                                      4,860,734     2,601,734
                                                    -----------   -----------
     Loss from operations                            (3,908,111)   (1,602,382)

Interest expense, net of interest income of
     $547 and $478, respectively                        142,436        12,476
                                                    -----------   -----------

     NET LOSS                                       $(4,050,547)  $(1,614,858)
                                                    -----------    -----------
Net loss per share                                       $(1.73)        $(.78)
                                                    -----------   -----------

Weighted average common shares outstanding            2,340,537     2,059,829
                                                    -----------   -----------

The accompanying notes are an integral part of these statements.

                                      F-5

                              Mike's Original, Inc.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

                        Year ended December 31, 1996 and
                       nine months ended December 31, 1995

                                                                                           Total
                                 Number             Additional   Deferred                  stock-
                                   of                paid-in     financing  Accumulated    holders'
                                 shares    Amount    capital      costs       deficit      deficit
                                 -------   -------  -----------  ---------- ------------   --------


Balance at April 1, 1995        1,294,878   $1,295  $   534,124              $ (973,598)    $ (438,179)

Issuance of common stock for
     services rendered             12,307       12       47,488                                 47,500

Sale of common stock to
     investors, net of issuance
     costs of $19,815              54,975       55      248,130                                248,185
Net loss                                                                     (1,614,858)    (1,614,858)
                              -----------  -------   ----------  ----------  ----------     ----------

Balance at December 31, 1995    1,362,160    1,362      829,742              (2,588,456)    (1,757,352)

Issuance of common stock for
     services rendered             69,231       69      207,623                                207,692
Sale of common stock to
     investors, net of issuance
     costs of $330,437            461,250      461    1,052,853                              1,053,314
Compensation attributable to
     the issuance of stock
     options                                            812,000                                812,000
Compensation attributable to
     the release of shares
     held in escrow                                     265,000                                265,000
Compensation attributable to
     the transfer of common
     stock owned by the founder
     for services rendered                              100,000                                100,000
Waiver of compensation
     payable to stockholders
     and founders                                       358,482                                358,482
Imputed interest -
     convertible debt                                   375,000  $(375,000)
Amortization of imputed
     interest - convertible
     debt                                                           15,000                     15,000
Net loss                                                                     (4,050,547)   (4,050,547)
                              ----------- -------   ----------   ----------  -----------  ------------

Balance at December 31, 1996    1,892,641  $1,892  $4,000,700    $ (360,000)$(6,639,003) $(2,996,411)
                              =========== =======  ==========    ==========  ===========  ===========

The accompanying notes are an integral part of this statement.

                                      F-6

                              Mike's Original, Inc.
                            STATEMENTS OF CASH FLOWS

                                                            Nine months
                                       Year ended             ended
                                       December 31,         December 31,
                                          1996                  1995
                                       ------------         ------------
Cash flows from operating activities
     Net loss                         $(4,050,547)        $(1,614,858)
     Adjustments to reconcile net
       loss to net cash used in
       operating activities
       Imputed interest                    15,000
      Depreciation and amortization        14,718             10,114
      Provision for doubtful accounts      13,863             21,378
      Compensation expense attributable
        to the issuance of common
        stock for services rendered       207,692             47,500
      Compensation expense attributable
        to the release of
        common stock from escrow account  265,000               -
      Compensation expense attributable
        to the issuance of stock options  812,000               -
      Compensation expense attributable
        to the transfer of common stock
        by the founder for services
        rendered                          100,000               -
      Changes in operating assets
        and liabilities
          Accounts receivable              78,320            (33,513)
          Inventories                     (70,723)            10,043
          Prepaid expenses                 (4,500)            22,941
          Other current assets            (16,589)              -
          Accounts payable                812,163            975,711
          Accrued expenses and
            other liabilities              79,717            240,629
                                       ----------         ----------
     Net cash used in operating
          activities                   (1,743,886)          (320,055)
                                       ----------         ----------
Cash flows from investing activities
     Intangible assets                       -                 (916)
     Security deposit                        -              (14,023)
     Other assets                          (1,000)             -
                                       ----------        ----------
     Net cash used in investing
        activities                         (1,000)          (14,939)
                                       ----------        ----------
Cash flows from financing activities
     Proceeds from convertible note
        payable                           225,000              -
     Proceeds from 12% subordinated
        notes payable - stockholders      153,750              -
     Net proceeds from issuance of
        common stock                    1,053,314           248,185
     Proceeds from notes payable to
        related parties                   560,000              -
     Payment of notes payable to
        related parties                      -             (75,000)
     Payment of capital lease
        obligations                        (9,147)          (5,682)
     Payment of notes payable            (244,730)            -
     Proceeds from line of credit          24,134             -
     Payment of line of credit               (628)            -
                                       ----------       ----------
       Net cash provided by financing
          activities                    1,761,693          167,503
                                       ----------       ----------
       NET INCREASE (DECREASE) IN CASH     16,807         (167,491)

Cash at beginning of period                15,716          183,207
                                       ----------       ----------
Cash at end of period                  $   32,523       $   15,716
                                       ==========       ==========
The accompanying notes are an integral part of these statements.

                              Mike's Original, Inc.

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 1996 and 1995



NOTE A - ORGANIZATION OF BUSINESS

  Mike's Original, Inc. (the "Company") was incorporated in Delaware in May 1994 as successor to Melanie Lane Farms, Inc. ("Melanie Farms"), a New York corporation formed in 1993. In June 1994, Melanie Farms was merged into the Company. As both entities were under common control, the merger has been accounted for in a manner similar to a pooling of interests.

  Effective December 31, 1995, the Company changed its fiscal year-end from March 31 to December 31.

  Since April 1, 1993, the Company has been engaged in the marketing and distribution of super-premium ice cream products. The Company markets, sells and distributes Mike's Original Cheesecake Ice Cream, a blend of ice cream and cheesecake ingredients. This product line is offered in a variety of flavors mainly to supermarkets and grocery stores and also, to a lesser extent, to convenience stores, food service outlets and warehouse clubs. The Company's products are sold in approximately fifteen states, including New York, California, Pennsylvania and New Jersey with sales generally concentrated on the East and West Coasts of the United States. (See Note M.)


NOTE B - BASIS OF PRESENTATION

  The Company has incurred losses from operations since its inception in 1993 and at December 31, 1996 has a stockholders' deficit and a working capital deficit of $2,996,411 and $2,539,788, respectively. A significant portion of these amounts was incurred during the year ended December 31, 1996 as a result of intense marketing by the Company, including the payment for introductory programs with supermarkets and other food chain retailers of approximately
  $622,000 and product advertising, promotion and marketing of approximately $1,526,000.

  In addition, the Company has incurred both short- and long-term debt in order to finance its continuing operations. A substantial portion of these borrowings is currently due or is past due. The Company is currently negotiating with its creditors in order to defer payment of these obligations to future periods.
                                      F-8

                              Mike's Original, Inc.

                           December 31, 1996 and 1995


NOTE B (continued)

  In the event these creditors do not continue to extend credit to the Company, the Company's ability to operate would be further hampered.

  As described further in Note H, a creditor of the Company amended the terms of a loan agreement to permit the Company to be in compliance with the agreement at December 31, 1996. At December 31, 1996, the balance of this obligation to this creditor was $710,275.

  As described in Note N, the Company maintains an unsecured line of credit aggregating $25,000, of which $23,506 was outstanding at December 31, 1996. The Company has no additional credit facility.

  On May 30, 1996, the Company signed a letter of intent with an investment banker for a proposed public offering (the "Offering") by the Company of $5,000,000. It is the underwriters' intent, immediately prior to the effective date of the Offering to enter into a "firm commitment" Underwriting Agreement with the Company and, upon execution thereof, to immediately commence a bona fide public offering of shares. It is anticipated that the net proceeds of this Offering of $4,065,000 will be used for the repayment of certain debt and working capital needs, including marketing and product line expansions. The net proceeds to the Company from this Offering are expected to be adequate to fund the Company's working capital needs for the twelve months following the Offering.

  In the event that the Offering is delayed, management recognizes that the Company must generate additional resources to enable it to continue operations. Management's plans include consideration of the sale of additional equity securities to private investors under appropriate market conditions or other business transactions which would generate sufficient resources to assure continuation of the Company's operations. On January 25, 1997, the Company obtained additional debt financing in the amount of $100,000. (See Note H.)

                              Mike's Original, Inc.

                           December 31, 1996 and 1995



NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  1. Use of Estimates in Financial Statement Preparation

     The preparation of these financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these financial statements and related notes. Actual results could differ from these estimates.

  2. Revenue Recognition

     Revenue from the sale of ice cream products is recognized upon shipment. Effective October 1, 1995, a significant portion of the Company's sales are made to one distributor pursuant to a distribution agreement which provides for price protection and certain rights of return on product unsold to third parties. A provision for such costs is made as revenue is recognized.

  3. Inventories

     Inventories are stated at the lower of cost or market value, with cost determined on a first-in, first-out basis.

  4. Fixed Assets

     Fixed assets are stated at cost less accumulated depreciation. Depreciation of fixed assets is recorded on a straight-line basis over their estimated useful lives ranging from three to five years. Certain leased computer equipment with future rental payments for periods through 1998 has been capitalized. These amounts are included in fixed assets within the accompanying balance sheets and are being depreciated over the estimated useful life of the equipment or the term of the lease, whichever is shorter.

  5. Trademarks and Organizational Costs

     Costs relating to trademark and organizational expenditures have been deferred and are being amortized on a straight-line basis over five years.

                              Mike's Original, Inc.

                           December 31, 1996 and 1995



NOTE C (continued)

  6. Research and Development

     Research and development expenditures primarily for product development are expensed as incurred.

  7. Introductory Programs

     Payments for introductory programs are made to certain customers (supermarkets and other food chain retailers) in exchange for the Company obtaining retail shelf space and are charged to operations when the Company initially ships products to customers under such agreement. No costs of introductory programs are deferred as of December 31, 1996 and 1995.

  8. Advertising

     Advertising costs are charged to operations when incurred. Advertising expense of $346,000 was recorded for the year ended December 31, 1996 and $92,000 was recorded for the nine months ended December 31, 1995.

  9. Income Taxes

     Deferred income taxes are recognized for temporary differences between the financial statement and income tax bases of assets and liabilities and loss carryforwards for which income tax benefits are expected to be realized in future years. A valuation allowance has been established to offset the deferred tax assets as it is more likely than not that such deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

 10. Per Share Information

     In May 1996, the Company approved a 1-for-6.5 reverse stock split and, in February 1997, the Company approved a 2-for-3 reverse split.Accordingly, all share and per share amounts have been retroactively restated for these transactions.

     Net loss per common share is based on the weighted average number of common shares outstanding during the periods. Considered in the calculation of

                              Mike's Original, Inc.

                           December 31, 1996 and 1995



NOTE C (continued)

     earnings per share are options to purchase 710,000 shares of the Company's common stock with an average exercise price of $1.57 issued within a one-year period preceding the Company's planned initial public offering and 278,431 shares issuable upon the conversion of notes payable (Note H).

     The  incremental   common   equivalent   shares  of  748,432  considered
     outstanding for all periods presented have been determined using the treasury stock method and an estimated initial public offering price of $6.00. All other options and warrants have been excluded as their inclusion would be antidilutive. Further, certain shares previously held in escrow (Note K) have been excluded from the calculation of earnings per share during such period.

     As described more fully in Note B, the Company signed a letter of intent with an investment banker for a proposed public offering by the Company of
850,000 units (the "Units"). Each Unit consists of one share of common stock, $.001 par value and one redeemable common stock purchase warrant. Had the proposed public offering occurred on January 1, 1996, the reported net loss per common share for the year ended December 31, 1996, would have decreased $.48 to $1.25, after giving effect to the issuance of additional shares of common stock and the application of $1,573,014 of proceeds to reduce outstanding indebtedness.


NOTE D - SUPPLEMENTAL CASH FLOW INFORMATION

  During the period ended December 31, 1995, the Company purchased fixed assets of $28,397 pursuant to a lease which has been accounted for as a capital lease.

  Cash paid for interest was $64,685 and $1,468 during the year ended December 31, 1996 and the nine-month period ended December 31, 1995, respectively. Noncash financing and investing activity included the conversion of trade accounts payable to notes payable of $1,176,437 and $53,114 during the year ended December 31, 1996 and the nine-month period ended December 31, 1995, respectively. In addition, during the year ended December 31, 1996, $45,000 of accrued costs associated with the initial public offering were capitalized and will be deducted from the proceeds of the offering.

                              Mike's Original, Inc.

                           December 31, 1996 and 1995



NOTE E - INVENTORIES

  Inventories consist of the following:

                                            December 31,    December 31,
                                                1996            1995
                                            ------------    ------------

Finished goods                              $  97,536         $176,885
Raw materials                                 150,072             -
                                            ---------         --------
                                             $247,608         $176,885
                                            =========         ========
NOTE F - FIXED ASSETS

  Fixed assets consist of the following:

                                            December 31,    December 31,
                                                1996           1995
                                            ------------    ------------
Computer equipment                            $29,447          $29,447
Office equipment                                6,000            6,000
                                            ---------         --------
                                               35,447           35,447
Less accumulated depreciation                  20,969            9,953
                                            ---------         --------
                                              $14,478          $25,494
                                            =========         ========

NOTE G - NOTES PAYABLE TO RELATED PARTIES

  During the fiscal year ended March 31, 1994, the Company obtained loans from the founder and issued promissory notes of $40,000 and $15,000 which are payable in May and June 1998, respectively. Interest accrues at an annual rate of 8% and is payable at the maturity date of the notes. Accrued interest payable related to these notes amounts to $14,557 and $10,157 at December 31, 1996 and 1995, respectively.

                              Mike's Original, Inc.

                           December 31, 1996 and 1995



NOTE G (continued)

  During the fiscal year ended March 31, 1994, the Company borrowed $100,000 from a stockholder of the Company. The loan, which was originally due on demand, was formalized in the form of a promissory note during September 1995. In April 1996, the maturity date of the $100,000 obligation was revised to occur subsequent to the repayment of the promissory note issued in April 1996 as further described in Note H. The loan was noninterest bearing through April 1994. From May 1994 through maturity, interest accrues at an annual rate of 6% and is payable upon maturity. In September 1996, the maturity date of this promissory note was revised to occur the earlier of: (i) February 1, 1998 or
  (ii) upon the occurrence of events defined by the note as a "Change in Control." Accrued interest payable related to this note amounts to $21,491 and $15,491 at December 31, 1996 and 1995, respectively. During the fiscal year ended March 31, 1995, the Company borrowed an additional $100,000 from the same stockholder. The loan was due on demand with interest at an annual rate of 6%. The Company repaid $50,000 of this loan in March 1995, and repaid the remaining $50,000 during April 1995.

  During the fiscal year ended March 31, 1995, the Company issued two promissory notes of $25,000 each to an investor, who is related to the founder of the Company, which were originally due in November and December 1998, respectively. The Company repaid $25,000 of these notes in April 1995. In September 1995, the maturity date of the outstanding promissory note was revised to occur the earlier of the Company receiving proceeds from a securities offering or June 1, 1996. In April 1996, the maturity date of the outstanding promissory note was revised to occur subsequent to the repayment of the promissory note issued in April 1996 as further described in Note H. In September 1996, the maturity date of this promissory note was revised to occur the earlier of: (i) February 1, 1998 or (ii) upon the occurrence of events defined by the note as a "Change in Control." Interest accrues at an annual rate of 6% and is payable at the maturity date of the note. Accrued interest payable related to this note amounts to $4,674 and $3,174 at December 31, 1996 and 1995, respectively.

  In February 1996, the Company issued $325,000 of 12% promissory notes which were payable on August 31, 1996 or convertible into units upon the consummation of the Company's Second Private Placement. Such notes were converted into thirteen units pursuant to the terms of the Company's Second Private Placement. (See Note K.)

                              Mike's Original, Inc.

                           December 31, 1996 and 1995



NOTE G (continued)

  On May 30, 1996, the Company received loans aggregating $100,000 from two stockholders. The loans were originally due on demand and bear interest at a rate of 10%. In September 1996, the maturity date of these promissory notes was revised to occur the earlier of: (i) twenty-four months from the date of the loans, or (ii) the date the Company successfully consummates an initial public offering of securities of the Company, but only to the extent that the overallotment option is exercised in such offering and only from the proceeds received by the Company from the exercise of the overallotment option. Accrued interest payable related to these notes amounts to $5,833 at December 31, 1996.

  In August and September 1996, the Company received three loans from a stockholder aggregating $253,750. A portion of the funds that this shareholder loaned the Company was a result of the shareholder selling shares of his stock to investors. In August 1996, this shareholder sold 38,889 shares of his stock at a price of $1.12 per share. In September 1996, this shareholder sold 23,333 shares of his stock at a price of $1.50 per share. These loans each bear interest at a rate of 8% per annum and were originally payable the earlier of: (i) thirteen months from the date of the loans, or (ii) the date the Company successfully consummates an initial public offering, but only to the extent that the overallotment option is exercised in such offering and only from the proceeds received by the Company from the exercise of the overallotment option. In September 1996, the maturity date of these promissory notes was revised to June 1, 1997.
  In the event that the Company successfully consummates an initial public offering prior to June 1, 1997, one half of this note will be payable with accrued or unpaid interest, but only to the extent that the overallotment option is exercised in such offering and only from the proceeds received by the Company from the exercise of the overallotment option or five days after the underwriter elects not to exercise the overallotment option. Accrued interest payable related to these borrowings amounts to $5,978 at December 31, 1996.

  On August 28, 1996, the founder of the Company issued an additional promissory note of $206,250. The funds that the founder loaned the Company were a result of the founder selling 183,333 shares of his stock to an investor at a price of $1.12 per share. This loan bears interest at a rate of 8% and was originally payable the earlier of (i) thirteen months from the date of the loan, or (ii) the date the Company successfully consummates an initial public offering of securities of the Company, but only to the extent that the overallotment option is exercised in such offering and only from the proceeds received by the Company from the exercise of the

                              Mike's Original, Inc.

                           December 31, 1996 and 1995



NOTE G (continued)

  overallotment option. In September 1996, the maturity date of this promissory note was revised to occur twenty-four months from September 30, 1996. In addition, the revised promissory note provides that one-half of the note will be paid with accrued interest in the event the Company successfully consummates an initial public offering of securities of the Company, but only to the extent that the overallotment option is exercised in such offering and only from the proceeds received by the Company from the exercise of the overallotment option. Accrued interest related to this borrowing amounts to $5,500 at December 31, 1996.

  Required principal payments on notes payable to related parties are $253,750 in 1997 and $486,250 in 1998.


NOTE H - NOTES PAYABLE

  In 1995, the Company issued several promissory notes due in monthly installments through October 1996 in exchange for certain trade accounts payable aggregating $53,114. Interest on these notes accrues at annual rates ranging from prime to 10% and is payable monthly. The balance of these notes was $4,583 and $49,114 at December 31, 1996 and 1995, respectively. Accrued interest payable related to these borrowings amounts to $445 at December 31, 1996, and is included in accrued expenses. These notes were due to be paid in full by November 1, 1996. The Company has not, to date, renegotiated the terms of these loans with the lenders.

  In April 1996, the Company issued a promissory note in the amount of $830,275 in exchange for certain trade accounts payable. The Company was required to make payments in monthly installments beginning May 1996 consisting of: (i) accrued interest, and (ii) principal in the amount of $12,000. In addition to these monthly installments, the Company was required to pay additional amounts upon the occurrence of certain events.

                              Mike's Original, Inc.

                           December 31, 1996 and 1995



NOTE H (continued)

  In the event the Company did not complete an initial public offering, the note was due in full on December 31, 1996. Interest on the promissory note accrues at the prime rate plus 1% per annum. This note is collateralized by substantially all of the assets of the Company. The balance of this note was $710,275 at December 31, 1996. Accrued interest payable related to this note amounts to $2,738 at December 31, 1996, and is included in accrued expenses. As the Company has not completed an initial public offering, the note was payable on December 31, 1996. However, the lenders involved have amended the terms of the original loan agreement to permit the Company to be in compliance with the agreement at December 31, 1996. The amended terms provide for: (i) payments to the lender from the proceeds of the Company's initial public offering in the amount of $325,000, (ii) quarterly principal payments of $200,000 and (iii) monthly principal payments of $12,000. In the event that the initial public offering is not completed by March 1, 1997, all amounts outstanding will then become immediately due and payable in full.

  On August 20, 1996, the Company issued a promissory note in the amount of $289,482 in exchange for certain trade accounts payable and inventories. The note bears interest at a rate of 10% per annum and was payable on or before November 15, 1996. The balance of this note was $210,283 at December 31, 1996. Accrued interest payable related to this note amounts to $876 at December 31, 1996, and is included in accrued expenses. On December 31, 1996, the Company was not in compliance with the terms of the subject loan agreement. However, the lender involved has amended the agreement to permit the Company to be in compliance with such terms at December 31, 1996. The amended terms provide that the balance of the promissory note will be due on March 1, 1997.

  In December 1996, the Company issued a $225,000 promissory note to an investor bearing interest at the rate of 8% per annum. This note is payable in full the earlier of (i) December 31, 1997 or (ii) five days after the closing date of an initial public offering. In lieu of receiving payment, the investor has the right to convert this promissory note within five days of the closing of such initial public offering into 200,000 shares of common stock of the Company, par value $.001 per share. Accrued interest payable related to this note amounts to $938 at December 31, 1996. These costs are being amortized over the life of the note. Imputed interest resulting from the difference between the estimated fair value of the Company's common stock and the conversion price has been provided for and will be charged to operations over the life of the note.

                              Mike's Original, Inc.

                           December 31, 1996 and 1995



NOTE H (continued)

  In January 1997, the Company issued a convertible promissory note to an investor bearing interest at the rate of 8% per annum in the principal amount of $100,000. This convertible note will be paid in full the earlier of five days after the closing of an initial public offering or January 31, 1998. In lieu of receiving payment, the investor has the right to convert the note within five days of the closing of such initial public offering into 78,431 shares of the Company's common stock.

  In December 1996, the Company issued two additional short-term promissory notes in exchange for certain trade accounts payable aggregating $56,680. One promissory note bears interest at the rate of 10% per annum. Principal and interest are payable in installments as follows: the sum of $500, or more, semimonthly beginning on December 5, 1996, and payable thereafter on the 20th and 5th day of each month, until principal and interest have been paid in full. The second promissory note bears interest at the rate of 8% per annum. Payment of principal will be made at the rate of $5,000 per month commencing on January 1, 1997 and monthly thereafter until the earlier of: (i) April 1, 1997 or (ii) the date the Company successfully consummates an initial public offering of securities of the Company, at which time this note will be paid in full with interest. The balance of these notes was $55,680 at December 31, 1996. Accrued interest payable related to these borrowings amounts to $285 at December 31, 1996, and is included in accrued expenses.


NOTE I - ACCRUED EXPENSES AND OTHER LIABILITIES

  Accrued expenses and other liabilities include the following:

                                            December 31,    December 31,
                                                1996           1995
                                            ------------    ------------

     Accrued payroll                         $  28,000       $  95,399
     Accrued distribution fee                    7,921         129,373
     Distributors' deposits                     46,739            -
     Accrued interest payable - other           12,969            -
     Professional fees payable                  45,000          25,000
                                             ---------       ---------
                                              $140,629        $249,772
                                             =========       =========

                              Mike's Original, Inc.

                           December 31, 1996 and 1995



NOTE J - INCOME TAXES

  A reconciliation between actual income tax (benefit) and the amount computed by applying the statutory Federal income tax rate to the loss before taxes is as follows:

                                            December 31,    December 31,
                                                1996           1995
                                            ------------    ------------

Tax expense (benefit) at statutory Federal
     income tax rates                       $(1,377,000)     $  (669,000)
Nondeductible compensation                      128,000             -
Net operating loss not currently utilizable   1,249,000          669,000
                                            -----------      -----------
                                            $      -         $    -
                                            ===========      ===========

  The tax effects of temporary differences and loss carryforwards giving rise to deferred tax assets and liabilities are as follows:

                                            December 31,    December 31,
                                                1996           1995
                                            ------------    ------------

Net operating loss and other carryforwards   $ 1,814,000   $   835,000
Bad debts                                          7,000         2,000
Depreciation/amortization                          2,000         1,000
Deferred compensation                            276,000        32,000
Other deferred assets                             20,000          -
                                             -----------   -----------
Gross deferred tax asset                       2,119,000       870,000
Deferred tax asset valuation allowance        (2,119,000)     (870,000)
                                             -----------   -----------
Net deferred tax asset                       $     -       $      -
                                             ===========   ===========

  The Company anticipates that for the foreseeable future it will continue to be required to provide a 100% valuation allowance for the tax benefit of its net operating loss carryforward and temporary differences as the Company cannot presently predict when it will generate sufficient taxable income to utilize such deferred tax assets.

                              Mike's Original, Inc.

                           December 31, 1996 and 1995



NOTE J (continued)

  At December 31, 1996, the Company had net operating losses available to carry forward of approximately $5,320,000 for tax purposes. Such net operating loss carryforwards expire through the year ending 2011. No benefit has been recorded for such loss carryforwards since realization cannot be assured. The Company's use of its net operating loss carryforwards is limited as the Company is deemed to have undergone an ownership change as defined in Internal Revenue Code Section 382.


NOTE K - STOCKHOLDERS' EQUITY

  In May 1994, the Company issued 30,769 and 5,128 shares of its common stock to its legal counsel and an independent consultant, respectively, for services rendered. These shares are valued at $.0015 per share, the fair market value as determined by the Company's Board of Directors at the date of issuance.

  During November 1994 through May 1995, the Company completed the First Private Placement. During the nine-month period ended December 31, 1995 and the year ended March 31, 1995, the Company issued a total of 27,487 and 62,824 units, respectively, at $9.75 per unit, each unit consisting of two shares of common stock and one warrant. Each warrant, which is antidilutive, entitled the holder to purchase one share of the Company's common stock on or after August 1, 1995 through January 1997. At December 31, 1996, 151,159 of these warrants are outstanding and are exercisable at $29.13 per share and none have been exercised. These warrants expired on January 10, 1997.

  In April 1995, the Company issued 5,128 shares of its common stock to a consultant in consideration of his efforts in assisting in various matters for the Company during the fiscal years ended March 31, 1994 and 1995. These shares were valued at $2.45 per share, the estimated fair market value of the stock at the date the commitment to issue the shares was made and, accordingly, $12,500 was charged to operations.

                              Mike's Original, Inc.

                           December 31, 1996 and 1995



NOTE K (continued)

  In September 1995, the Company issued 7,179 shares of its common stock to certain individuals for services rendered on behalf of the Company during the nine-month period ended December 31, 1995. These shares were valued at $4.88 per share, the estimated fair market value of the stock at the date of issuance and, accordingly, $35,000 was charged to operations.

  In September 1995, pursuant to a Shareholders' Agreement and associated Escrow Agreement, a shareholder of the Company placed 88,513 shares of his common stock in an escrow account. The Escrow Agreement was terminated in February 1996 and the subject shares were returned to the shareholder. Compensation expense of $265,000 was recognized based upon the estimated fair value of the shares by the Company upon the release of the shares from escrow.

  On May 30, 1996, the Board of Directors authorized a reverse stock split in the ratio of one common share for every six and one-half common shares outstanding as of that date. In addition, on such date, the Board of Directors approved an amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of the Company's common stock from 3,076,923 to 20,000,000 shares. The reverse stock split and changes in authorized capital have been retroactively reflected for all periods presented.

  In May 1996, the Company issued 50,000 shares of its common stock to certain individuals for services rendered on behalf of the Company. These shares were valued at $3.00 per share, the estimated fair value of the stock at the date of issuance and, accordingly, $150,000 was charged to operations.

  During June 1996 through September 1996, the Company completed a Private Placement Offering pursuant to Rule 506 of the Securities Act of 1933 consisting of the sale of 61.5 units (the "Second Private Placement"). Each unit consisted of a $2,500, 12% subordinated promissory note and 7,500 shares of common stock at an offering price of $25,000 per unit. The note balance at December 31, 1996 which resulted from this Second Private Placement was $153,750. These notes mature on the earlier of (i) July 31, 1997, or (ii) the closing date of the initial public offering, provided that the maturity of the notes will be accelerated upon an Event of Default. Accrued interest payable related to these notes amounts to $7,688 at December 31, 1996.

                              Mike's Original, Inc.

                           December 31, 1996 and 1995



NOTE K (continued)

  In September 1996, the founder of the Company transferred 33,333 shares of his common stock to certain individuals for services rendered on behalf of the Company. These shares were valued at $3.00 per share, the estimated fair value of the stock at the date of the transfer. As the Company implicitly benefited from this transaction, the value of the shares transferred was reflected as an expense in the accompanying financial statements with a corresponding credit to additional paid-in capital.

  In October 1996, the Company issued 19,231 shares of its common stock to certain individuals for services rendered during the year ended December 31, 1996. These shares were valued at $3.00 per share, the estimated fair market value of the stock at the date of issuance.

  On February 6, 1997, the Board of Directors authorized a reverse stock split in the ratio of two common shares for every three common shares outstanding as of February 7, 1997. The reverse stock split has been retroactively reflected for all periods presented.



NOTE L - STOCK OPTION PLANS

  At December 31, 1996, the Company has two stock-based compensation plans, which are described below. The Company applies APB Opinion 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for stock options issued to employees. The Company applies SFAS No. 123, Accounting for Stock-Based Compensation, in accounting for stock options issued to nonemployees. The compensation cost that has been charged against income for stock options issued to nonemployees was $812,000 for the year ended December 31, 1996.

  Had compensation cost for employees been determined based on the fair value at the grant dates consistent with the method of SFAS No. 123, the Company's net loss and earnings per share would have been increased to the pro forma amounts indicated below for 1996:


     Net loss                           As reported          $(4,050,547)
                                        Pro forma             (4,581,047)

     Net loss per share                 As reported               $(1.73)
                                        Pro forma                  (1.96)

  The Company's net loss and earnings per share for the nine-month period ended December 31, 1995 would not have been impacted as no stock options were issued by the Company during the period.

                              Mike's Original, Inc.

                           December 31, 1996 and 1995



NOTE L (continued)

  In August 1995, the Company formally adopted a Long-term Incentive Plan (the "1995 Plan"), which provides that the Company may grant certain key employees or consultants either stock options, stock appreciation rights, restricted stock, performance grants or other types of awards to acquire shares of the Company's common stock or other company securities (the "Awards"). The 1995 Plan, as amended, authorizes the issuance of a maximum of 433,333 shares of common stock. As of December 31, 1996, the Company has granted an aggregate of 256,667 options to purchase common stock with exercise prices ranging from $1.50 to $3.00 under the 1995 Plan. At December 31, 1996, 33,333 options to purchase common stock at an exercise price of $3.00 were exercisable. None of these options have been exercised to date. During the year ended December 31, 1996, compensation cost recognized in income for the issuance of options under the 1995 Plan to nonemployees totaled $119,000.

  On October 15, 1996, the Company's Board of Directors approved a 1996 Nonqualified Stock Option Plan ("Nonqualified Plan") for officers, directors, employees and consultants of the Company. The Plan, as amended, authorizes the issuance of up to 500,000 shares of common stock. To date, the Company has granted 396,667 options to purchase shares of common stock under the Nonqualified Plan at an exercise price of $1.50 per share. None of the stock options granted in 1996 were exercisable at December 31, 1996. During the year ended December 31, 1996, compensation cost recognized in income for the issuance of options under the Nonqualified Plan to nonemployees totaled $693,000.

  On January 24, 1997, the Company granted an outside director nominee and its Vice President-Finance stock options of 23,333 and 33,333, respectively, under the 1996 Nonqualified Stock Option Plan. These options have an exercise price of $1.50 per share, the estimated fair market value at the date of the grant. These options are exercisable six months from the date of grant and expire ten years from the date of grant.


NOTE M - FAIR VALUE OF FINANCIAL INSTRUMENTS AND
          CONCENTRATION OF CREDIT RISK

  The carrying amounts of cash, accounts receivable, accounts payable and other accrued liabilities are estimated to approximate their fair value. The Company believes that it is not practicable to estimate the fair value of its debt obligations due to its current financial condition.

                              Mike's Original, Inc.

                           December 31, 1996 and 1995



NOTE M (continued)

  Concentrations of credit risk with respect to trade accounts receivable exist as the Company sells products primarily to one distributor. The Company performs periodic credit evaluations of its customers' financial condition and does not require collateral or other security. The distributor referred to in Note C accounted for approximately 79% of the Company's sales for the year ended December 31, 1996 and 57% of the Company's net accounts receivable at December 31, 1996. This distributor accounted for approximately 22% of the Company's sales for the nine months ended December 31, 1995 and 94% of the Company's net accounts receivable at December 31, 1995. A second customer accounted for approximately 10% of the Company's sales for the nine months ended December 31, 1995.

  The Company's products have historically been manufactured by independent facilities. Certain of these facilities have ceased manufacturing on behalf of the Company due to the fact that these facilities are owed substantial sums of money by the Company and the Company's products are currently manufactured at only one facility. If this manufacturer elects to suspend the manufacturing of the Company's products, the Company's operating results may be adversely affected.


NOTE N - COMMITMENTS AND CONTINGENCIES

  Lease Commitments

  Future minimum payments under a capital lease and noncancellable operating leases for office space, equipment and vehicles, with initial terms of one or more years, consist of the following at December 31, 1996:

                              Mike's Original, Inc.

                           December 31, 1996 and 1995



NOTE N (continued)


                                             Capital          Operating
                                              lease            leases
                                             -------          ----------

Twelve months ending December 31,

     1997                                     $10,728           $29,912
     1998                                       3,676            15,836
     1999                                                        11,025
     2000                                                         2,023
     2001
                                             --------          --------
Total minimum lease payments                   14,404           $58,796
Less amounts representing interest                836
                                             --------          --------
Present value of net minimum lease payments   $13,568
                                             ========


  Employment Contracts

  During the year ended December 31, 1996, the Company hired a Vice President of Sales and Marketing. The Company has entered into an employment agreement with this individual. The agreement provides for an annual base salary of $100,000, plus an incentive bonus. This agreement is for an initial term of one year from the earlier of the effective date of an initial public offering of the Company's securities or March 1, 1997.

  In addition, the Company has employment agreements with the founder and another employee which provide for annual base salaries of $125,000 and $40,000, respectively, and expire, as amended, in June 2001 and June 1998, respectively. During the year ended December 31, 1996, these individuals voluntarily waived all rights to receive the accrued salaries payable to them aggregating $110,565 and, accordingly, such amount has been presented as a contribution to the Company's additional paid-in capital.

                              Mike's Original, Inc.

                           December 31, 1996 and 1995



NOTE N (continued)

  Consulting Agreements

  On March 1, 1994, the Company entered into a consulting agreement with an investor (the "Investor"), whereby the Company shall pay the Investor $75,000 for the first year ended on March 31, 1995, $100,000 for the second year and $125,000 for the third year. The Company recorded accrued consulting expense of $89,585 during the year ended December 31, 1996 and $75,000 for the nine months ended December 31, 1995. In September 1996, this investor voluntarily waived all rights to receive the consulting fee payable to him and, accordingly, the aggregate amount waived, $247,917, has been reflected as a contribution to additional paid-in capital.

  In November 1996, this consulting agreement was superceded by a new agreement. The new agreement provides that beginning January 1, 1997, the Company will pay the Investor an annual salary at the rate of $125,000 per annum for a three-year period. However, no monies will be paid to this Investor until such time as the Company shall consummate a private or public offering of its securities for not less than $2,000,000 in gross proceeds.

  During the year ended December 31, 1996, the Company entered into a consulting agreement with an entity that will provide sales and marketing advisory and consulting services to the Company. This entity will receive an annual consulting fee of $50,000 and has received options to purchase 133,333 shares of the Company's common stock at $1.50 per share expiring October 15, 2006. One third of such options become exercisable at the end of each successive six month period.

  Line of Credit

  In December 1995, the Company obtained an unsecured line of credit for $25,000. Borrowings under this line bear interest at 15% per annum. Borrowings made under this line during the year ended December 31, 1996 totaled $23,506.

  Legal Proceedings

  The Company is subject to various legal proceedings, claims and liabilities which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not have a material adverse effect on the Company's results of operations, cash flow or financial position.

                              Mike's Original, Inc.

                           December 31, 1996 and 1995



NOTE N (continued)

  In addition, the Company is subject to two proceedings that arose due to the Company's present financial condition and its delinquent payments to certain creditors. Specifically, in December 1996, the Company entered a Stipulation of Entry of Judgment with a former manufacturer, whereby the Company acknowledged an obligation in the amount of $539,482 to this manufacturer. Entry of the judgment, however, has been stayed as long as the Company continues to make payments with respect to this obligation. Pursuant to this judgment with this manufacturer, the Company is continuing to make payments to reduce this obligation, the balance of which was $276,283 at December 31, 1996.

  Furthermore, in September 1996, an action was commenced against the Company in the United States District Court for the Eastern District of New York. This plaintiff in this case seeks damages of $125,936, plus interest, arising from advertising and marketing services that it claims to have performed for the Company for which the Company has allegedly failed to pay. The Company has filed an answer asserting a number of affirmative defenses to the claims asserted by the plaintiff.

  In the opinion of management, the amount of any additional liability in connection with the aforementioned matters, in excess of amounts provided for in the normal course of business, will not materially affect the Company.

  Termination of Employment Contract and Associated Stock Options

  The Company had an employment agreement with its President which provided for an annual base salary and bonuses. The agreement also provided for the granting of 5,101 of immediately exercisable and fully vested options to purchase shares of the Company's common stock at an exercise price of $3.00. This agreement expires in February 1999. In addition, the President was granted an incentive stock option to purchase 73,205 shares of the Company's common stock at an exercise price of $3.00, which vested ratably over three years beginning February 1995.

  On September 15, 1996, the President resigned his employment with the Company. At the time of the resignation, 29,530 options to purchase shares of the Company's common stock at an option price of $3.00 per share were exercisable and the balance was cancelled. The exercisable options expired on December 15, 1996, three months from the date of the President's resignation.

No dealer, salesperson or any other person has been
authorized to give any information or to make any
representations in connection with this offering
other than those contained in this Prospectus.  Any
information or presentations not herein contained,
if given or made, must not be relied upon as having
been authorized by the Company.  This Prospectus
does not constitute an offer to sell or a solicitation of
an offer to buy any security other than the securities
offered by this Prospectus, nor does it constitute an
offer to sell or a solicitation of an offer to buy the
securities by any person in any jurisdiction where
such offer or solicitation is not authorized, or in
which the person making such offer is not qualified
to do so, or to any person to whom it is unlawful to
make such offer or solicitation.  The delivery of this
Prospectus shall not, under any circumstances
create any implication that there has been no
change in the affairs of the Company since the date
hereof.
---------------

           TABLE OF CONTENTS
                                          Page
Prospectus Summary . . . . . . . .          4
Risk Factors . . . . . . . . . . .          8
Use of Proceeds. . . . . . . . . .         13
Dilution . . . . . . . . . . . . .         14
Capitalization . . . . . . . . . .         15
Dividend Policy. . . . . . . . . .         16
Selected Financial Data. . . . . .         17
Management's Discussion and
 Analysis of Financial
 Condition and Results of
 Operations  . . . . . . . . . . .         18
Business . . . . . . . . . . . . .         24
Management . . . . . . . . . . . .         28
Principal Stockholders . . . . . .         34
Certain Transactions . . . . . . .         35
Selling Securityholders. . . . . .         36
Description of Securities. . . . .         38
Underwriting . . . . . . . . . . .         43
Legal Matters. . . . . . . . . . .         45
Experts. . . . . . . . . . . . . .         45
Change in Accountants. . . . . . .         45
Available Information. . . . . . .         46
Index to Financial Statements. . .        F-2
Independent Auditor's Report . . .        F-3

     Until , 1997 (25 days after the commencement of the offering), all dealers effecting transactions in the Units, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.